     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1996.
                                                       REGISTRATION NO. 333-   .
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                                Q.E.P. CO., INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                            5072                           13-2983807
   (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
of incorporation or organization)        Classification Code)              Identification No.)

                                                                       LEWIS GOULD
              990 SOUTH ROGERS CIRCLE                            990 SOUTH ROGERS CIRCLE
             BOCA RATON, FLORIDA 33487                          BOCA RATON, FLORIDA 33487
             TELEPHONE: (561) 994-5550                          TELEPHONE: (561) 994-5550
   (Address and telephone number of registrant's           (Name, address and telephone number
           principal executive offices)                           of agent for service)

                                   Copies to:

              ROBERT W. WALTER, ESQ.                             JOSEPH J. HERRON, ESQ.
                DAVID C. ROOS, ESQ.                              KAREN K. DREYFUS, ESQ.
      BERLINER ZISSER WALTER & GALLEGOS, P.C.                 CHRISTOPHER R. DI MAURO, ESQ.
                    SUITE 4700                            610 NEWPORT CENTER DRIVE, SUITE 1700
                1700 LINCOLN STREET                               O'MELVENY & MYERS LLP
              DENVER, COLORADO 80203                         NEWPORT BEACH, CALIFORNIA 92660
             TELEPHONE: (303) 830-1700                          TELEPHONE: (714) 760-9600

                             ---------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================

                                                                   PROPOSED        PROPOSED
                                                                    MAXIMUM         MAXIMUM
                                                     AMOUNT        OFFERING       AGGREGATE       AMOUNT OF
TITLE OF EACH CLASS OF                                TO BE       PRICE PER        OFFERING    REGISTRATION
SECURITIES TO BE REGISTERED                      REGISTERED        SHARE(1)        PRICE(1)             FEE
- -----------------------------------------------------------------------------------------------------------
Common Stock(2).............................     1,380,000         $ 10.50       $14,490,000      $4,996.56
- -----------------------------------------------------------------------------------------------------------
Common Stock(3).............................         4,597         $ 10.50       $    48,269      $   16.65
- -----------------------------------------------------------------------------------------------------------
Representative's Warrants for Common
  Stock.....................................       120,000         $  .001       $       120      $     .03
- -----------------------------------------------------------------------------------------------------------
Common Stock underlying Representative's
  Warrants(4)...............................       120,000         $ 12.60       $ 1,512,000      $  521.38
- -----------------------------------------------------------------------------------------------------------
          Total.............................                                     $16,050,389      $5,534.62
===========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2) Includes 180,000 shares of Common Stock contained in the over-allotment option and 200,000 shares of Common Stock to be offered by certain selling shareholders.
(3) Issuable in exchange for 183,889 shares of the Company's outstanding
    Preferred Stock.
(4) Pursuant to Rule 416, includes such indeterminate number of additional shares of Common Stock as may be required for issuance on exercise of the Representative's Warrants as a result of any adjustment in the number of shares of Common Stock issuable on such exercise by reason of the anti-dilution provisions of the Representative's Warrants.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                Q.E.P. CO., INC.

                CROSS REFERENCE SHEET BETWEEN ITEMS OF FORM S-1
            AND PROSPECTUS PURSUANT TO ITEM 501(B) OF REGULATION S-K

                     ITEM IN FORM S-1                         LOCATION IN PROSPECTUS
        ------------------------------------------  ------------------------------------------
    1.  Forepart of Registration Statement and
          Outside Front Cover of Prospectus.......  Facing Page; Cross Reference Sheet;
                                                    Outside Front Cover Page.
    2.  Inside Front and Outside Back Cover Pages
          of Prospectus...........................  Inside Front Cover Page; Outside Back
                                                    Cover Page.
    3.  Summary Information, Risk Factors and
          Ratio of Earnings to Fixed Changes......  Prospectus Summary; Risk Factors.
    4.  Use of Proceeds...........................  Prospectus Summary; Use of Proceeds.
    5.  Determination of Offering Price...........  Underwriting.
    6.  Dilution..................................  Dilution.
    7.  Selling Security Holders..................  Principal and Selling Shareholders;
                                                    Selling Shareholders.
    8.  Plan of Distribution......................  Inside Front Cover Page; Principal and
                                                    Selling Shareholders; Selling
                                                      Shareholders; Plan of Distribution;
                                                      Underwriting.
    9.  Description of Securities to be
          Registered..............................  Outside Front Cover Page; Capitalization;
                                                      Description of Securities; Underwriting.
   10.  Interest of Named Experts and Counsel.....  Legal Matters; Experts.
   11.  Information with Respect to the
          Registrant..............................  Selected Consolidated Financial Data;
                                                      Management's Discussion and Analysis of
                                                      Financial Condition and Results of
                                                      Operations; Business; Management;
                                                      Principal and Selling Shareholders;
                                                      Certain Transactions; Consolidated
                                                      Financial Statements.
   12.  Discussion of Commission Position on
          Indemnification for Securities Act
          Liabilities.............................  Management -- Limitation of Liability and
                                                      Indemnification.

                                EXPLANATORY NOTE

     The form of Prospectus filed as part of this Registration Statement has two cover pages, the first of which relates to an underwritten public offering of 1,200,000 shares of Common Stock by Q.E.P. Co., Inc. and certain selling shareholders and the second of which relates to an offering to be made exclusively by certain other selling shareholders. All Prospectuses distributed in the underwritten public offering will bear the first form of cover page, appropriately completed after the Registration Statement becomes effective. Ten copies of the form of Prospectus in the exact form in which it is to be used after the effective date will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended.

     The second cover page pertains to 4,597 shares of Common Stock to be offered by certain selling shareholders (the "Selling Shareholders") independent of the underwritten offering. It is anticipated that the Prospectus used by the Selling Shareholders will bear the second form of cover page, appropriately completed after the Registration Statement becomes effective. This form of Prospectus will also include the additional information concerning the Selling Shareholders and the plan of distribution disclosed under the captions "Selling Shareholders" and "Plan of Distribution" included in this Registration Statement and will omit sections not applicable to such sales including "Principal and Selling Shareholders," "Underwriting" and "Legal Matters." The Selling Shareholders and Plan of Distribution sections will not be included in the form of Prospectus distributed in connection with the underwritten public offering.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


PROSPECTUS

                   SUBJECT TO COMPLETION, DATED JULY 2, 1996

                                1,200,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                             ---------------------
     Of the shares of Common Stock offered hereby, 1,000,000 shares are being sold by Q.E.P. Co., Inc. ("QEP" or the "Company") and 200,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. It is currently anticipated that the initial public offering price will be between $9.50 and $10.50 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "QEPC."
                             ---------------------
             SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION
                     PROSPECTIVE INVESTORS SHOULD CONSIDER.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================
                                                    UNDERWRITING                    PROCEEDS TO
                                      PRICE TO     DISCOUNTS AND    PROCEEDS TO       SELLING
                                       PUBLIC      COMMISSIONS(1)    COMPANY(2)   SHAREHOLDERS(2)
- -------------------------------------------------------------------------------------------------
Per Share.........................        $              $               $               $
Total(3)..........................        $              $               $               $
=================================================================================================


(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $575,000 and $20,000 payable by the Selling Shareholders, including the Representative's nonaccountable expense allowance.
(3) The Company has granted to the Underwriters a 45-day option to purchase an aggregate of up to 180,000 additional shares of Common Stock solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company
    and Proceeds to Selling Shareholders will be $        , $        , $
    and $        , respectively. See "Underwriting."

                             ---------------------
     The shares of Common Stock are offered by the Underwriters subject to prior sale when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to withdraw, cancel or modify such offer and reject orders in whole or in part. It is expected that delivery of the certificates for the Common Stock will be made at the offices of Cruttenden Roth Incorporated,
Irvine, California, on or about             , 1996.

                                     [LOGO]
               THE DATE OF THIS PROSPECTUS IS             , 1996

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


PROSPECTUS

                   SUBJECT TO COMPLETION, DATED JULY 2, 1996

                                  4,597 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------
     This Prospectus relates to 4,597 shares of Common Stock being sold by certain Selling Shareholders. The 4,597 shares of Common Stock of Q.E.P. Co., Inc. (the "Company") were issued to the Selling Shareholders in exchange for a total of 183,889 shares of the Company's Preferred Stock. The Selling Shareholders may offer the shares of Common Stock owned by them for sale as principals for their own accounts at any time, and from time to time, in the over-the-counter market at prices prevailing at the time of sale, commencing from the date of this Prospectus. This Prospectus, which forms a part of the registration statement filed by the Company, must be current at any time during which a Selling Shareholder sells shares of Common Stock. See "Selling Shareholders" and "Description of Securities."

     This Prospectus (without certain information concerning the Selling Shareholders) was also used in connection with an underwritten public offering by the Company and certain other selling shareholders of 1,200,000 shares of
Common Stock which became effective on             , 1996. In connection with
the underwritten offering, the Company issued to the managing underwriter (the "Representative") warrants to purchase up to 120,000 shares of Common Stock (the
"Representative's Warrants") for $          per share, and granted to the
Representative an option, exercisable at any time prior to             , 1996,
to purchase up to 180,000 shares of Common Stock solely to cover over-allotments (the "over-allotment option"). See "Prospectus Summary" and "Capitalization." References in this Prospectus to the offering, unless otherwise noted, are to the underwritten offering. References in this Prospectus to the Selling Shareholders, except as contained under "Selling Shareholders" and "Plan of Distribution" or unless otherwise noted, are to the selling shareholders in the underwritten offering. The Representative will not be involved in, nor will it receive any compensation in connection with, the sale of securities by the Selling Shareholders.

                             ---------------------

             SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION
                     PROSPECTIVE INVESTORS SHOULD CONSIDER.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

               THE DATE OF THIS PROSPECTUS IS             , 1996

                         [FOUR COLOR PICTURES TO COME]

Q.E.P.(TM), O'Tool(TM), Marion Tool(TM) and Andrews Tools(TM) are trademarks of Q.E.P. Co., Inc. This Prospectus also contains trademarks of other companies.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     On the effective date of the Registration Statement of which this Prospectus forms a part, the Company will become a "reporting company" under the Securities Exchange Act of 1934 (the "1934 Act"). The Company intends to register the Common Stock under the 1934 Act as of the effective date of the Registration Statement. The Company intends to furnish annual reports to shareholders containing audited consolidated financial statements, quarterly reports and such other periodic reports as it may determine to be appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option or options granted or reserved under the Company's stock
option plan, and (ii) gives effect to a recapitalization effective July   , 1996
in connection with the Company's reincorporation in Delaware. Unless the context indicates otherwise, references in this Prospectus to the "Company" are to Q.E.P. Co., Inc. and its subsidiaries.

                                  THE COMPANY

     The Company is a leading manufacturer, marketer and distributor of a broad line of specialty tools and related products for the home improvement market. Under the "QEP," "O'Tool," "Marion Tool" and "Andrews Tools" brand names, the Company markets over 4,000 specialty tools and related products used primarily for surface preparation and installation of ceramic tile, carpet, marble, masonry, drywall and paint. The Company's products include, among other items, trowels, floats, tile cutters, wet saws, spacers, nippers, pliers, carpet trimmers and cutters, knives and abrasives. The Company's products are sold through home improvement retailers including national and regional chains such as Home Depot, Lowe's and Hechinger/Home Quarters, specialty distributors to the hardware, construction and home improvement trades, retailers such as Ace Hardware and New York Carpet World, and OEMs such as Stanley and Red Devil. The Company's full line of specialty tools and related products are marketed for use by do-it-yourself consumers as well as construction and remodeling professionals.

     Since fiscal 1992, the Company's net sales have increased at a compound annual rate of 38.0% to $25,272,000 in fiscal 1996. In the three months ended May 31, 1996, the Company's net sales increased 35.6% over the prior comparable period to $7,702,000. The growth in net sales over the last four fiscal years reflects (i) the introduction of new products and the Company's success in cross-marketing new and existing products among its channels of distribution,
(ii) the Company's expansion of its market share through sales to additional home improvement retailers, distributors, OEMs and specialty retail customers,
(iii) growth experienced by the Company's customers within the home improvement market, particularly among national and regional home improvement retailers, and
(iv) growth of the home improvement market as a whole. The Company believes it is in a position to pursue additional growth in sales as it expands its product lines, continues marketing to new customers and seeks to capitalize on the ongoing consolidation of the home improvement retail market by national and regional home improvement retailers.

     According to industry information published by the National Home Center News, the U.S. home improvement market generated retail sales of approximately $116 billion and $132 billion in 1993 and 1995, respectively. Growth in the home improvement market is expected to continue due to a variety of factors including the aging of U.S. homes, increased housing turnover, favorable demographic trends and increased consumer preference for larger, personalized homes. Within the home improvement market, national and large regional home improvement retailers have increased their market shares by offering broad product lines, project advice and orientation, competitive pricing and aggressive promotions. The Company's two largest customers, Home Depot and Lowe's, are the two largest home improvement retailers in the country. The Company's five largest customers in fiscal 1996 were among the ten largest home improvement retailers in the United States. The Company anticipates that its largest customers will maintain significant positions within the home improvement retail market by establishing additional home centers, as evidenced by Home Depot's and Lowe's recent reports of their intention to open 477 and 335 additional stores, respectively, by the turn of the century.

     The Company's strategy is to enhance its position as a leading manufacturer and marketer of specialty tools and related products for the home improvement market in order to capitalize on the continued expansion of its core markets and growth experienced by its customer base. The Company intends to implement this strategy by (i) increasing sales by broadening existing product lines and securing new customers in its primary channels of distribution, (ii) continuing its practice of cross-selling existing and new products among its channels of distribution, (iii) addressing the requirements of its key customers by maintaining its focus on customer service, quality control and enhancement of information systems, (iv) acquiring additional manufacturers, distributors and other companies which will complement the Company's operations, and (v) expanding its foreign market presence through a recently introduced foreign sales program.

     The Company was incorporated in the State of New York in March 1979 and was reincorporated in the State of Delaware in July 1996. Its principal executive offices are located at 990 South Rogers Circle, Boca Raton, Florida 33487, and its telephone number is (561) 994-5550.

                                  THE OFFERING

Common Stock offered:
  By the Company.................................  1,000,000 shares
  By the Selling Shareholders....................  200,000 shares
Common Stock to be outstanding after this          2,504,597 shares(1)
  offering.......................................
Use of proceeds..................................  To repay a bank credit facility, finance growth in inventories and accounts
                                                     receivable, acquire complementary
                                                     businesses or product lines, make
                                                     capital improvements and for general
                                                     corporate purposes. See "Use of
                                                     Proceeds."
Nasdaq National Market symbol....................  QEPC

- ---------------

(1) Includes 4,597 shares of Common Stock to be issued in exchange for 183,889 shares of Preferred Stock as of the date of this Prospectus. Excludes 150,000 shares of Common Stock issuable upon the exercise of currently outstanding options. See "Management -- Stock Option Plan" and "Description of Securities."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    FISCAL YEAR ENDED                 THREE MONTHS
                                            ----------------------------------       ENDED MAY 31,
                                            FEB. 28,     FEB. 28,     FEB. 29,     ------------------
                                              1994         1995         1996        1995       1996
                                            --------     --------     --------     ------     -------
CONSOLIDATED STATEMENT OF INCOME DATA:
  Net sales...............................  $ 13,407     $ 19,247     $ 25,272     $5,681     $ 7,702
  Gross profit............................     4,991        7,142        9,295      2,008       2,901
  Operating income........................     1,015        1,303        1,931        481         751
  Income before income taxes..............       880        1,154        1,736        432         707
  Net income..............................       539          725        1,068        258         439
  Net income per common share(1)..........  $    .36     $    .47     $    .70     $  .17     $   .29
  Weighted average shares outstanding.....     1,515        1,515        1,506      1,515       1,500
PRO FORMA DATA(2):
  Operating income...............................................     $  1,931                $   751
  Net income.....................................................        1,137                    462
  Net income per share(1)........................................     $    .68                $   .28

                                                                             MAY 31, 1996
                                                                      ---------------------------
                                               FEBRUARY 29, 1996      ACTUAL      AS ADJUSTED(3)
                                               ------------------     ------     ----------------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital..........................          $2,931           $3,401         $ 12,026
  Total assets.............................           7,880            7,818           15,043
  Total liabilities........................           4,455            3,961            2,561
  Shareholders' equity.....................           3,425            3,857           12,482

- ---------------

(1) Cash dividends on Preferred Stock are deducted from net income before calculating net income per common share.

(2) Pro forma information gives effect to the sale of 140,000 shares of Common Stock offered by the Company at an assumed offering price of $10.00 per share and the application of the proceeds therefrom to repay an outstanding bank credit facility.

(3) Adjusted to reflect the sale of 1,000,000 shares of Common Stock by the Company at an assumed offering price of $10.00 per share, and the application of the estimated net proceeds therefrom. Gives effect to repayment of $1,400,000 outstanding under the Company's credit facility. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors prior to making an investment in the Common Stock offered hereby.

CUSTOMER CONCENTRATION; DEPENDENCE ON SIGNIFICANT CUSTOMERS

     The Company is dependent upon a limited number of customers for a substantial portion of its net sales. Sales to the Company's ten largest customers accounted for 86.5%, 74.9%, 76.5% and 77.0% of the Company's net sales for the fiscal years ended February 28, 1994 and 1995 and February 29, 1996 and the three months ended May 31, 1996, respectively. During the same periods, sales to The Home Depot, Inc. ("Home Depot"), the Company's largest customer, accounted for 54.5%, 46.1%, 51.5% and 49.9% of net sales, respectively, and sales to The Lowe's Companies, Inc. ("Lowe's") accounted for 7.4%, 9.4%, 10.1% and 11.9% of net sales, respectively. The Company has not entered into any long-term contracts with any of its customers, nor is any customer obligated to order additional products from the Company. Although Home Depot has been a customer of the Company since 1986 and Lowe's has been a customer since 1993, there is no assurance that the Company will be successful in maintaining these relationships in the future. The loss of, or any material reduction in, orders from the Company's significant customers for any reason could have a material adverse effect on the Company's results of operations and financial condition, and any reduction in sales to Home Depot or Lowe's would have a proportionately greater negative impact on the Company's results of operations, financial condition and the price of the Company's Common Stock. The Company will be substantially dependent on sales to home improvement retailers such as Home Depot and Lowe's for the foreseeable future. Changes in the financial condition or results of operations of national home improvement retailers, or adverse changes in the home improvement market, may adversely impact the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Relationship with Home Depot and Lowe's."

RELIANCE ON SUPPLIERS AND SALES AGENTS

     The Company estimates that it purchases finished products from outside suppliers comprising approximately 65% of the dollar amount of net sales and approximately 45% of the Company's sales measured by unit volume in fiscal 1996. The Company also purchases components from various suppliers which the Company estimates accounted for 10% of the dollar amount of net sales and 15% of sales measured by unit volume in fiscal 1996. The Company has not entered into written agreements with any of its suppliers. Although the Company believes that multiple sources of supply exist for nearly all of its products purchased from outside suppliers, and although the Company generally maintains at least two sources of supply for each product, the Company may be vulnerable to limits or interruptions in supply or to price changes which could have a material adverse effect on the Company's results of operations. During fiscal 1995, the Company purchased finished products and components through two foreign sales agents located in Taiwan which resulted in 14.0% and 20.7% of the dollar amount of the Company's net sales. In fiscal 1996, purchases through these two sales agents resulted in 7.9% and 16.0% of the dollar amount of the Company's net sales. The two foreign sales agents utilized by the Company purchase finished products and components from a number of manufacturers located in Taiwan, China and other countries. The Company believes these sales agents purchased products from 10 to 12 different manufacturers in fiscal 1996. Although the Company is familiar with a number of these manufacturers and believes it could purchase products directly from them, sales agents will generally warehouse and consolidate products to allow more cost effective shipping and will retain title pending arrival at United States ports. While the Company believes there are a variety of sales agents through which the Company could source its product requirements, changes in sales agents could disrupt product shipments or result in manufacturing delays until new suppliers or sales agents are procured.

     The Company currently relies on two foreign suppliers as the sole sources of supply for two power tools. The two power tools are currently among the Company's five best selling products, and while sales of each accounted for less than 5% of the Company's net sales in fiscal 1996, aggregate sales of these products accounted for 7.6% of fiscal 1996 net sales. The Company believes that alternate suppliers exist for these products and is currently attempting to locate such alternative sources. However, the Company does not maintain sufficient inventory to allow it to fill customer orders without interruption during the time that would be required to obtain such alternate sources. Accordingly, an extended interruption in the supply of these products could adversely affect the Company's results of operations. See
"Business -- Manufacturing and Suppliers."

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent upon certain of its executive officers, the loss of any one of whom could have a material adverse effect on the Company. In particular, loss of the services of Lewis Gould, the Company's President and Chief Executive Officer, would have a material adverse effect on the Company's operations. Mr. Gould devotes a considerable portion of his time to the maintenance of customer relationships with home improvement retailers, which relationships are integral to the Company's continued sales growth. The Company has a three-year employment agreement with Mr. Gould and maintains key-man life insurance, renewable annually, in the amount of $2,500,000 on the life of Mr. Gould. The existence of the employment agreement does not assure the Company of the continued services of Mr. Gould. There also can be no assurance that the proceeds from the life insurance policy would be sufficient to compensate the Company in the event of Mr. Gould's death, and this policy does not provide the Company benefits in the event Mr. Gould becomes disabled or is otherwise unable to render services to the Company. The continued success of the Company also is dependent upon its ability to attract and retain other highly qualified personnel, of which there can be no assurance. See "Management -- Directors and Executive Officers."

PRODUCTION FORECASTING; MANAGEMENT OF INVENTORY

     The Company's customers generally place orders for home improvement products with the Company on a weekly, semiweekly or monthly basis. The Company's ability to fill customer orders promptly is directly related to the accuracy of its production forecasts and the sufficiency of inventory to meet anticipated product demand. The Company reviews its production requirements weekly and generally places orders with its foreign suppliers at least 90 to 120 days in advance of the Company's anticipated manufacturing date. Although the Company is generally able to update its orders placed with foreign suppliers 30 days prior to the commencement of production, the Company must anticipate shipping time of approximately 30 days for products to be received from foreign suppliers. The Company can generally obtain home improvement products from its subsidiaries and domestic suppliers in less than 30 days from the date ordered. If the Company misjudges market demand for a particular product, or in the event the Company experiences manufacturing or shipment delays from suppliers, the Company's delivery schedules may be disrupted. Inaccurate forecasts of customer demand, restricted availability of finished or unfinished products, quality control difficulties, carrier strikes or damage to products during manufacture or shipment could result in a buildup of excess inventory or an inability to deliver products on a timely basis. There can be no assurance that the Company's production forecasts will accurately anticipate customer demand, or that the Company's results of operations will not be adversely affected by costs associated with excess inventory or loss of sales due to insufficient inventory. See "Business."

COMPETITION

     The market for specialty tools and related products is highly competitive. Although the Company believes it is one of the more significant competitors in the market segments in which it competes, a number of large, well-capitalized home improvement product manufacturers could, should they so choose, market products in direct competition with the Company. Although the Company is not presently aware of any competitors with national distribution in all of its major product groups, the Company is subject to competition from several strong regional manufacturers and from large tool manufacturers within certain product groups. The Company's entry into foreign markets will also subject it to competition from a large number of foreign manufacturers, many of which may have greater financial, marketing and other resources than the Company. The Company believes that competition in the home improvement product market is based primarily on retail gross profit margin potential, delivery, brand recognition, quality and availability of shelf space. Although the

Company believes it competes favorably with respect to certain of these factors, there can be no assurance that the Company will compete successfully in the future with its present or potential competition.

     The Company is aware that, from time to time, certain of its customers have contacted one or more of the Company's foreign suppliers to discuss purchasing home improvement products similar or identical to the Company's products directly from these manufacturers. Management believes that these discussions have not resulted in a loss of business by the Company to date. Although the Company believes that its diversified product line, brand recognition and customer service will continue to offer benefits unavailable from a foreign manufacturer, the Company could experience competition from one or more foreign manufacturers which now serve as suppliers to the Company. Increased competition from these manufacturers or others could result in price reductions, reduced margins or loss of market share, each of which could have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Competition."

BROAD DISCRETION IN APPLICATION OF PROCEEDS; ACQUISITION STRATEGY

     The Company has not designated a specific use for a significant portion of the net proceeds from the sale of the Common Stock offered by the Company. The Company intends to use a significant portion of the net proceeds for general corporate purposes, including working capital, capital equipment and acquisitions. The Company has experienced a 38% compound annual growth rate since 1992 that has created significant working capital requirements. Should this rapid growth rate continue, the Company may not be able to satisfy its working capital needs with internally generated funds. Additionally, the Company will continue to pursue opportunities to manufacture products or components in-house in order to realize potential cost savings or quality improvements. This strategy, as well as the general expansion and upgrading of corporate facilities, will require the purchase of additional capital equipment.

     The Company's acquisition strategy is based on identifying and acquiring businesses engaged in the manufacturing of home improvement products and components complementary to those now produced and marketed by the Company. Acquisitions may require investment of operational and financial resources and could require integration of dissimilar operations, assimilation of new employees, diversion of management time and resources, increases in administrative costs, potential loss of key employees of the acquired company and additional costs associated with debt or equity financing. Any future acquisition by the Company could have an adverse effect on the Company's results of operations or could result in dilution to existing shareholders, including those purchasing shares of Common Stock in this offering. There can be no assurance that the Company will complete any acquisitions or that future acquisitions will not materially and adversely affect the Company's results of operations and financial condition. See "Use of Proceeds" and "Business."

PRODUCT SALES CONCENTRATION

     During fiscal 1995 and fiscal 1996, sales of a single tile-related product accounted for approximately 7.0% and 4.9% of the Company's total net sales, respectively. Although sales of this product accounted for less than 5% of the Company's net sales in the three months ended May 31, 1996, sales of this product are expected to account for a material portion of the Company's sales during fiscal 1997. In addition, sales of one of the Company's power tools accounted for approximately 5.1% of the Company's net sales in the three months ended May 31, 1996. A decline in the demand for either of these products, whether as a result of competition or other factors, could have a material adverse effect on the Company's results of operations and financial condition. There is no assurance that products on which the Company depends for a material portion of its sales will continue to receive market acceptance. See
"Business -- Products."

LENGTHY SALES CYCLE TO NEW RETAIL CUSTOMERS

     The Company's retail customers, which include national and regional home improvement retailers and both chain and independent hardware, tile, carpet and paint stores, generally have limited shelf space in which to place home improvement products manufactured by the Company or others. Moreover, within the tile, carpet, masonry, drywall and painting departments, the home improvement retailer or other customer typically purchases only one or two lines of home improvement tools and related products. As a result, the Company's ability to displace another manufacturer's product line depends upon the Company presenting price, gross margin, product line, product utility, brand image or other information which demonstrates the benefit of a change in manufacturers. Accordingly, the Company has experienced lengthy sales cycles of as much as one to three years before penetrating certain home improvement retailers and other retail customer accounts. Although the Company believes that the diversity of its product line, pricing and brand image will enable the Company to secure new retail customer accounts, the Company's marketing personnel and other executive officers may be required to expend substantial time and effort in marketing to new retail customers, the results of which efforts cannot be assured. See "Business."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     Although the Company's foreign sales accounted for less than 1% of net sales in the fiscal year ended February 29, 1996 and in the three months ended May 31, 1996, the Company anticipates that international sales will increase as a percentage of net sales in the future. International sales are subject to inherent risks, including variations in local economies, fluctuating exchange rates, increased difficulty of inventory management, greater difficulty in accounts receivable collection, costs and risks associated with localizing products for foreign countries, changes in tariffs and other trade barriers, adverse foreign tax consequences, cultural differences affecting product demand, and burdens of complying with a variety of foreign laws. There is no assurance that these factors will not have a material adverse impact on the Company's ability to increase its international sales. A substantial portion of the Company's finished products and components purchased from foreign suppliers are acquired from entities based in Taiwan, China and Japan. The Company does not presently hedge against adverse foreign currency fluctuations. Fluctuations in the value of the U.S. dollar against local currencies could result in an increase in the cost of finished products and components. See "Business."

RELOCATION OF MANUFACTURING AND DISTRIBUTION FACILITIES

     In the fiscal year ending February 28, 1997, the Company anticipates consolidating its manufacturing, warehousing and executive offices located in Boca Raton, Florida and Pompano Beach, Florida into one facility, and will be relocating the manufacturing operations of two subsidiaries now located in Carson, California and Carson City, Nevada to an integrated facility in Las Vegas, Nevada. The Company is currently negotiating the lease terms for the Las Vegas facility and has commenced its initial survey of locations suitable for its Florida facilities. While the Company's new facilities will provide added manufacturing capacity and are expected to allow the Company to realize certain administrative cost savings, the Company may experience delays in all aspects of its operations and substantial unanticipated costs in the relocation of these facilities. There can be no assurance the Company will not encounter quality or capacity difficulties, or experience production delays, in connection with the relocations. These factors could have an adverse short-term effect on the Company's results of operations. See "Business -- Facilities."

ENVIRONMENTAL MATTERS

     Federal, state and local regulations impose various environmental controls on the storage, handling, discharge and disposal of certain materials used in the Company's manufacturing facilities. The Company believes that its activities conform to present environmental regulations. Increasing public attention has, however, been focused on the environmental impact of many businesses. Although the Company has not experienced any material adverse effect on its operations from environmental regulations, there can be no assurance that changes in such regulations will not impose the need for additional capital equipment or other requirements that could restrict the Company's ability to maintain or expand its operations. Any failure by the Company to adequately restrict the discharge of hazardous substances could subject the Company to future liabilities or could cause its manufacturing operations to be suspended. See
"Business -- Environmental Matters."

SHARES ELIGIBLE FOR FUTURE SALE; RIGHTS TO ACQUIRE SHARES

     Following this offering, 1,300,000, or 51.9%, of the Company's outstanding shares of Common Stock held by officers, directors and shareholders, will be "restricted securities" and may in the future be sold upon registration or in compliance with an exemption from registration such as Rule 144 adopted under the Act. Rule 144 generally provides that beneficial owners of shares who have held such shares for two years may sell within a three-month period a number of shares not exceeding the greater of 1% of the total outstanding shares or the average weekly trading volume of the shares during the four calendar weeks preceding such sale. In the absence of agreements with the Representative of the Underwriters (the "Representative"), the outstanding restricted shares of Common Stock could be sold in accordance with Rule 144 commencing 90 days from the date of this Prospectus. Pursuant to the terms of the Underwriting Agreement, the Representative has required that sales of the outstanding restricted shares of Common Stock (other than shares to be sold by the Selling Shareholders hereunder) may not commence until nine months from the date of this Prospectus, without the prior written consent of the Representative. Future sales of restricted shares of Common Stock under Rule 144 or otherwise could negatively impact the market price of the Common Stock. See "Shares Eligible For Future Sale."

     At the date of this Prospectus, the Company has reserved 250,000 shares of Common Stock for issuance on exercise of options granted under its stock option plan. Options to purchase 150,000 shares were outstanding at June 30, 1996. The exercise prices of the options outstanding range from $8.50 to $9.35 per share. At the completion of this offering, the Representative will receive warrants (the "Representative's Warrants") to purchase 120,000 shares of Common Stock at
an exercise price of $       (120% of the offering price of the Common Stock)
during a period of four years commencing one year from the date of this Prospectus. During the terms of the outstanding options and the Representative's Warrants, the holders of such securities may profit from a rise in the market price of the Common Stock, and their exercise may dilute the ownership interest of existing shareholders, including investors in this offering. The existence of options and the Representative's Warrants may adversely affect the terms on which the Company may obtain additional equity financing. Moreover, the holders of such securities are likely to exercise their rights to acquire Common Stock at a time when the Company would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise of such securities. See "Management -- Stock Option Plan" and "Underwriting."

CONTROL BY MAJORITY SHAREHOLDER

     Following this offering, Lewis Gould, the Company's President and Chief Executive Officer, will beneficially own approximately 35.3% of the Company's outstanding shares of Common Stock. Moreover, by virtue of a voting trust agreement with Susan J. Gould, Mr. Gould will have the power to vote approximately 51.8% of the outstanding shares of Common Stock. As a result, Mr. Gould will have a significant influence upon the activities of the Company, as well as on all matters requiring approval of the shareholders, including the election of a majority of the directors. The voting power of Mr. Gould under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Shareholders."

RIGHTS OF PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of up to 2,500,000 shares of Preferred Stock. The Preferred Stock may be issued in series with the material terms of any series determined by the Board of Directors. As of the date of this Prospectus, the Company has 319,158 shares of Series A Preferred Stock issued and outstanding. Holders of the Series A Preferred Stock are entitled to receive semi-annual dividends on a cumulative basis at the rate of $0.035 per share per annum through September 30, 2000, and at a variable rate thereafter equal to the prime interest rate on the first day of the month in which the dividends are payable, less 1 1/4%. None of the outstanding Preferred Stock has any voting rights. In the event of a liquidation of the Company, the liquidation preference of the outstanding Preferred Stock would reduce the amount of assets available for distribution to holders of the Common Stock. The Series A Preferred Stock was issued in connection with an acquisition in fiscal 1995. In the future, the Company could issue additional series of Preferred Stock for the purpose of undertaking additional acquisitions. In such event, any additional series of Preferred Stock may carry dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of holders of the Common Stock. Further, the Preferred Stock may be issued with voting, conversion or other terms determined by the Board of Directors which could be used to delay, discourage or prevent a change in control of the Company. See "Description of Securities."

ABSENCE OF DIVIDENDS

     The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Except as discussed below, the Company intends to retain profits, if any, to fund growth and expansion. The terms of the Company's bank credit facility currently prohibit the payment of dividends except with the lender's consent. The Company is obligated to pay cumulative dividends on the Series A Preferred Stock, for which the lender's consent has been obtained in the past. See "Dividend Policy" and "Description of Securities."

DILUTION

     This offering will result in immediate substantial dilution of $5.04 (50.4%) per share, which amount represents the difference between the pro forma net tangible book value per share after the offering and the assumed public offering price of $10.00 per share. See "Dilution."

OFFERING PRICE DETERMINATION; ABSENCE OF PUBLIC MARKET; PRICE FLUCTUATIONS

     The public offering price of the Common Stock has been determined by negotiations among the Company, the Selling Shareholders and the Representative and does not necessarily bear any relationship to assets, book value, earnings history or other investment criteria. Prior to this offering, there has been no public market for the Company's Common Stock. Although the Common Stock is expected to be approved for quotation on the Nasdaq National Market upon notice of issuance, there can be no assurance that an active trading market will develop. Factors such as quarterly fluctuations in results of operations, announcements by the Company or its competitors of the development or termination of customer relationships, variations in results of operations of national home improvement retailers, changes in the home improvement market or market conditions in general, may cause the market price of the Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many small capitalization companies. Factors such as those cited above, as well as other factors which may be unrelated to the operating performance of the Company, may adversely affect the price of the Common Stock. See "Underwriting."

LIMITATION OF LIABILITY

     The Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable for monetary damages to the Company or its shareholders for a breach of fiduciary duty as a director, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Certificate of Incorporation could prevent the recovery of monetary damages against directors of the Company. See "Management -- Limitation of Liability and Indemnification."

                                USE OF PROCEEDS

     Based on an assumed offering price of $10.00 per share, the net proceeds from the sale of the 1,000,000 shares of Common Stock offered by the Company are estimated to be approximately $8,625,000 ($10,236,000 if the Underwriters' over-allotment option is fully exercised). The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.

     The Company expects to use $1,400,000 of the net proceeds to reduce the outstanding balance under its revolving bank credit facility. The balance
outstanding under the credit facility was $          as of July   , 1996.
Advances under the credit facility bore interest at variable rates equal to 7 1/4% and 8 1/4% at May 31, 1996, and have been used primarily to finance inventory purchases and accounts receivable. In addition, the Company expects that approximately $1.2 million will be used for capital improvements, including expansion and upgrading of existing facilities and the purchase or lease of additional manufacturing equipment. The Company intends to use the remaining net proceeds for working capital and general corporate purposes, including the possible investment in, strategic acquisition of, or joint ventures with, businesses, as well as the possible acquisition of other product lines. Although the Company is continually evaluating potential acquisitions, the Company currently has no agreements, understandings or commitments with respect to any acquisition. There can be no assurance that any acquisitions will become available on terms acceptable to the Company.

     The foregoing represents the Company's best estimate of the use of the net proceeds to be received in this offering based on current planning and business conditions. The Company reserves the right to change such uses when and if market conditions or unexpected changes in operating conditions or results occur. The amounts actually expended for each use may vary significantly depending upon a number of factors, including future growth and the amount of cash generated by the Company's operations. The Company believes that its existing capital resources and the net proceeds of this offering will be sufficient to maintain its current and planned operations for a period of at least 12 months from the date of this Prospectus. Net proceeds not immediately required for the purposes described above will be invested principally in U.S. government securities, short-term certificates of deposit, money market funds or other short-term, interest-bearing securities.

                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends or distributions on its Common Stock. The Company anticipates that for the foreseeable future all earnings will be retained for use in the Company's business and no cash dividends will be paid on the Common Stock. Any payment of cash dividends in the future on the Common Stock will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion and restrictions, if any, under debt obligations, as well as other factors that the Board of Directors deems relevant. The Company's current bank credit facility prohibits the payment of dividends except with the lender's consent.

     During the year ended February 29, 1996, the Company paid cash dividends in the amount of $13,653 and $6,250 to the holders of its Series A and Series B Preferred Stock, respectively. Dividends in the amount of $600 were declared in fiscal 1996 on the Series C Preferred Stock. Based on the shares of Class A Preferred Stock outstanding on the date of this Prospectus, the Company's aggregate annual dividend requirement approximates $11,000, assuming dividends are declared on an annual basis. See "Description of Securities."

                                    DILUTION

     As of May 31, 1996, the Company had a net tangible book value of $3,735,000 or $2.48 per share based on 1,504,597 shares of Common Stock outstanding (assuming the issuance of 4,597 shares of Common Stock in exchange for certain shares of Preferred Stock). After giving effect to the sale of the 1,000,000 shares of Common Stock offered by the Company at the assumed offering price of $10.00 per share, the pro forma net tangible book value of the Company as of May 31, 1996 would have been $12,420,000, or $4.96 per share. This amount represents an immediate increase in net tangible book value of $2.48 per share to the existing holders of Common Stock and an immediate dilution of $5.04 per share to new investors. "Dilution" is determined by subtracting pro forma net tangible book value per share after the offering from the assumed offering price per share of Common Stock, as illustrated by the following table:

        Assumed public offering price per share.....................            $10.00
          Net tangible book value per share as of May 31, 1996......  $2.48
          Increase in pro forma net tangible book value per share
             attributable to new investors..........................   2.48
                                                                      -----
        Pro forma net tangible book value per share after the
          offering..................................................              4.96
                                                                                ------
        Dilution per share to new investors.........................            $ 5.04
                                                                                ======

     The following table sets forth as of May 31, 1996, the number of shares of Common Stock purchased for cash, the total consideration paid and the average cash price per share paid by existing shareholders and by new investors (assuming sale of 1,000,000 shares of Common Stock by the Company at the assumed offering price of $10.00 per share, before deduction of underwriting discounts and other estimated offering expenses, and issuance of 4,597 shares of Common Stock in exchange for 183,889 shares of Preferred Stock):

                                              SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                             -------------------     ---------------------       PRICE
                                              NUMBER     PERCENT       AMOUNT      PERCENT     PER SHARE
                                             ---------   -------     -----------   -------     ---------
Existing shareholders(1)(2)................  1,504,597     60.1%     $ 3,857,038     27.8%      $  2.56
New investors(2)...........................  1,000,000     39.9       10,000,000     72.2       $ 10.00
                                             ---------      ---      -----------   ------
          Total............................  2,504,597    100.0%     $13,857,038    100.0%
                                             =========      ===      ===========   ======

- ---------------

(1) Includes Common Stock of $1,505, Preferred Stock of $319,158, additional paid-in capital of $214,646 and retained earnings of $3,379,629, less treasury stock of $57,900.

(2) The sale of 200,000 shares by the Selling Shareholders in this offering will reduce the number of shares held by existing shareholders to 1,304,597, or 52.1% of the total shares of Common Stock outstanding, and will increase the number of shares held by new investors to 1,200,000, or 47.9% of the total shares of Common Stock outstanding after this offering. See "Principal and Selling Shareholders."

     The foregoing information assumes no exercise of the over-allotment option, no exercise of outstanding options to purchase an aggregate of 150,000 shares of Common Stock, and no exercise of the Representative's Warrants. See
"Management -- Stock Option Plan," "Description of Securities" and "Underwriting." To the extent that currently outstanding options or warrants are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of May 31, 1996, and as adjusted to give effect to the sale of shares of Common Stock offered by the Company at an assumed offering price of $10.00 per share (and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company).

                                                                               MAY 31, 1996
                                                                          ----------------------
                                                                          ACTUAL     AS ADJUSTED
                                                                          ------     -----------
                                                                              (IN THOUSANDS)
Bank credit facility(1).................................................  $1,688       $   288
                                                                          ------       -------
Long-term liabilities...................................................     135           135
                                                                          ------       -------
Shareholders' equity:
  Preferred Stock, par value $1.00 per share;
     2,500,000 shares authorized; 503,047 issued
     and outstanding, 319,158 shares issued
     and outstanding, as adjusted(2)....................................     503           319
  Common Stock, par value $.001 per share;
     10,000,000 shares authorized; 1,500,000
     shares issued and outstanding, 2,504,597
     shares issued and outstanding, as adjusted(2)(3)...................       1             2
  Additional paid in capital............................................      31         8,839
  Retained earnings.....................................................   3,380         3,380
  Cost of stock held in treasury........................................     (58)          (58)
                                                                          ------       -------
  Total shareholders' equity............................................   3,857        12,482
                                                                          ------       -------
     Total capitalization...............................................  $5,680       $12,905
                                                                          ======       =======

- ---------------

(1) The Company will use $1,400,000 of the net proceeds of this offering to reduce the outstanding balance under the bank credit facility, which at July
      , 1996 totaled $          .

(2) Gives effect to the issuance of 4,597 shares of Common Stock in exchange for 183,889 shares of Preferred Stock as of the date of this Prospectus. See "Description of Securities."

(3) Excludes 150,000 shares of Common Stock issuable on exercise of outstanding options at June 30, 1996. See "Management -- Stock Option Plan" and "Description of Securities."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data as of February 28, 1994 and 1995 and February 29, 1996 and for each of the three years in the period ended February 29, 1996 have been derived from the consolidated financial statements of the Company which have been audited by the Company's independent auditors and are included elsewhere in this Prospectus. The selected financial data as of February 29, 1992 and February 28, 1993 and for each of the two years in the period ended February 28, 1993 have been derived from the audited financial statements of the Company not included herein. The selected financial data as of May 31, 1995 and 1996 and for the three-month periods ended May 31, 1995 and 1996 have been derived from the Company's unaudited financial statements which, in the opinion of management, reflect all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the results for these periods and as of such dates. The selected financial data provided below is not necessarily indicative of the future results of operations or financial performance of the Company.

                                                                                                                  THREE MONTHS
                                                              FISCAL YEAR ENDED FEBRUARY 28 OR 29,                ENDED MAY 31,
                                                     ------------------------------------------------------     -----------------
                                                      1992       1993        1994        1995        1996        1995       1996
                                                     ------     -------     -------     -------     -------     ------     ------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Net sales........................................... $6,966     $10,188     $13,407     $19,247     $25,272     $5,681     $7,702
Cost of goods sold..................................  4,389       6,459       8,416      12,105      15,977      3,673      4,801
                                                     ------     -------     -------     -------     -------     ------     ------
Gross profit........................................  2,577       3,729       4,991       7,142       9,295      2,008      2,901
Shipping............................................    893       1,123       1,113       1,488       1,746        235        565
General and administrative..........................    850       1,137       1,492       2,436       3,106        734        767
Selling and marketing...............................    712         905       1,218       1,800       2,512        558        818
Foreign exchange (gains) losses.....................    (70)         10         153         115          --         --         --
                                                     ------     -------     -------     -------     -------     ------     ------
        Total expenses..............................  2,385       3,175       3,976       5,839       7,364      1,527      2,150
                                                     ------     -------     -------     -------     -------     ------     ------
Operating income....................................    192         554       1,015       1,303       1,931        481        751
Interest expense....................................     88         123         135         149         195         49         44
                                                     ------     -------     -------     -------     -------     ------     ------
Income before provision for
  income taxes and cumulative
  effect of change in accounting
  principle.........................................    104         431         880       1,154       1,736        432        707
Provision for income taxes..........................     54         176         341         429         668        174        268
                                                     ------     -------     -------     -------     -------     ------     ------
Income before cumulative effect
  of change in accounting principle ................     50         255         539         725       1,068        258        439
Cumulative effect of change in accounting for income
  taxes(1)..........................................     --          57          --          --          --         --         --
                                                     ------     -------     -------     -------     -------     ------     ------
Net income.......................................... $   50     $   312     $   539     $   725     $ 1,068     $  258     $  439
                                                     ======     =======     =======     =======     =======     ======     ======
Net income per common share(2)...................... $  .03     $   .21     $   .36     $   .47     $   .70     $  .17     $  .29
                                                     ======     =======     =======     =======     =======     ======     ======
Weighted average number of shares of common stock
  outstanding.......................................  1,515       1,515       1,515       1,515       1,506      1,515      1,500
                                                     ======     =======     =======     =======     =======     ======     ======
Pro forma net income per share(2)(3)................                                                $   .68                $  .28
                                                                                                    =======                ======

                                                                       FEBRUARY 28 OR 29,                            MAY 31,
                                                     ------------------------------------------------------     -----------------
                                                      1992       1993        1994        1995        1996        1995       1996
                                                     ------     -------     -------     -------     -------     ------     ------
                                                                                    (IN THOUSANDS)
Balance Sheet Data:
Working capital..................................... $   96     $   404     $ 1,019     $ 1,948     $ 2,931     $2,234     $3,401
Total assets........................................  2,464       3,535       4,133       6,000       7,880      6,179      7,818
Total liabilities...................................  2,105       2,864       2,798       3,502       4,455      3,435      3,961
Shareholders' equity................................    359         671       1,335       2,498       3,425      2,744      3,857

- ---------------

(1) The Company adopted in 1993 the method of accounting for income taxes pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes. The Company had previously accounted for deferred income taxes pursuant to Statement of Financial Accounting Standards No. 96, which was superseded by SFAS No. 109. The Company elected to report the $57,200 cumulative effect on prior years as an increase to 1993 income.

(2) Cash dividends on Preferred Stock are deducted from net income per common share.

(3) Pro forma information gives effect to the sale of 140,000 shares of Common Stock offered by the Company at an assumed offering price of $10.00 per share and the application of the proceeds therefrom to repay an outstanding bank credit facility.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company manufactures, markets and distributes a broad line of specialty tools and related products for the home improvement market. The Company markets over 4,000 products used primarily for surface preparation and installation of ceramic tile, carpet, marble, masonry, drywall and paint. The Company's products are sold through home improvement retailers, specialty distributors, original equipment manufacturers and chain or independent hardware, tile, carpet and painting retailers for use by the do-it-yourself consumer as well as the construction or remodeling professional.

     The Company attributes its growth in sales and earnings to increased market penetration which has been achieved through additions to its product lines, expansion of its customer base in each of its channels of distribution, and its success in cross-selling existing and new product lines among its channels of distribution. Management estimates that the Company's net sales through its primary distribution channels in fiscal 1996 were as follows: 70% through national and regional home improvement retailers, 13% through specialty distributors, 10% to chain or independent retailers in the hardware, tile, carpet and paint markets and 7% to OEMs.

     The Company's strategic acquisitions of specialty tool manufacturers and distributors have also contributed to increased sales. The Company acquired O'Tool Company and Marion Tool Company in June and October of 1994, respectively, and acquired the Andrews Tools Company in January 1995 (collectively, the "Acquired Companies"). The acquisition of O'Tool Company was funded with cash and promissory notes, which have since been paid in full. The acquisitions of Andrews Tools Company and Marion Tool Company were funded primarily through the issuance of Preferred Stock. See "Business" and Notes to Consolidated Financial Statements.

     As national home improvement retailers have consolidated the home improvement retail market, the Company has become increasingly dependent upon a limited number of customers. In fiscal 1996, the Company's five largest customers were among the ten largest home improvement retailers in the United States. Sales to the Company's ten largest customers accounted for 74.9%, 76.5% and 77.0% of the Company's net sales for fiscal 1995, fiscal 1996 and the three months ended May 31, 1996, respectively. Sales to Home Depot accounted for 46.1%, 51.5% and 49.9% of net sales in fiscal 1995, fiscal 1996 and the three months ended May 31, 1996, respectively, while sales to Lowe's accounted for 9.4%, 10.1% and 11.9% during the same periods, respectively. The Company anticipates that sales to national home improvement retailers will continue to constitute a significant portion of the Company's total net sales in future periods. See "Risk Factors."

     The Company's net sales consist of gross sales less the amount of cash discounts, returns and allowances. Cash discounts, returns and allowances vary from year to year, and were 3.4% for fiscal 1996 and 4.6% for the three months ended May 31, 1996. Sale terms generally are net 30 days. Sales are recognized when products are shipped.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items included in the Company's Consolidated Statements of Income:

                                                  FISCAL YEAR ENDED FEBRUARY      THREE MONTHS
                                                          28 OR 29,              ENDED MAY 31,
                                                  --------------------------    ----------------
                                                   1994      1995      1996      1995      1996
                                                  ------    ------    ------    ------    ------
Net sales.......................................   100.0%    100.0%    100.0%    100.0%    100.0%
Cost of goods sold..............................    62.8      62.9      63.2      64.7      62.3
                                                  ------    ------    ------    ------    ------
Gross profit....................................    37.2      37.1      36.8      35.3      37.7
                                                  ------    ------    ------    ------    ------
Shipping........................................     8.3       7.7       6.9       4.1       7.3
General and administrative......................    11.1      12.6      12.3      12.9      10.0
Selling and marketing...........................     9.1       9.4      10.0       9.8      10.6
Foreign exchange losses.........................     1.1       0.6        --        --        --
                                                  ------    ------    ------    ------    ------
Total expenses..................................    29.6      30.3      29.2      26.8      27.9
                                                  ------    ------    ------    ------    ------
Operating income................................     7.6       6.8       7.6       8.5       9.8
Interest expense................................     1.0       0.8       0.7       0.9       0.6
                                                  ------    ------    ------    ------    ------
Income before provision for income taxes........     6.6       6.0       6.9       7.6       9.2
Provision for income taxes......................     2.6       2.2       2.7       3.1       3.5
                                                  ------    ------    ------    ------    ------
Net income......................................     4.0       3.8       4.2       4.5       5.7
                                                  ======    ======    ======    ======    ======

THREE MONTHS ENDED MAY 31, 1996 AND 1995

     Net sales for the three months ended May 31, 1996 (the "fiscal 1997 period") were $7,702,000 compared to $5,681,000 in the same three months of the prior fiscal year (the "fiscal 1996 period"), an increase of $2,021,000 or 35.6%. The increase was primarily due to growth in sales to home improvement retailers in the amount of $1,761,000, which was achieved through the introduction of new products in late fiscal 1996 as well as an increase in the number of stores operated by the Company's home improvement customers. Sales to specialty distributors increased during the fiscal 1997 period by $239,000 as a result of the Acquired Companies' improved operating efficiencies resulting in more timely shipments of customer orders.

     Gross profit for the fiscal 1997 period was $2,901,000 compared to $2,008,000 in the fiscal 1996 period, an increase of $893,000 or 44.5%. As a percentage of sales, gross profit increased to 37.7% in the fiscal 1997 period from 35.3% in the fiscal 1996 period. The increase in gross profit margin was due to the Company's ability to secure lower cost foreign suppliers and achieve volume discounts with existing suppliers as a result of increased purchasing levels.

     Shipping expenses for the fiscal 1997 period were $565,000 compared to $235,000 for the fiscal 1996 period, an increase of $330,000 or 140.4%. As a percentage of sales, these expenses increased to 7.3% in the fiscal 1997 period from 4.1% in the fiscal 1996 period. The increase in these expenses was due to a higher number of shipments per sales dollar and an increase in the number of retail locations to which shipments were made.

     General and administrative expenses for the fiscal 1997 period were $767,000 compared to $734,000 for the fiscal 1996 period, an increase of $33,000 or 4.5%. As a percentage of sales, these expenses decreased to 10.0% in the fiscal 1997 period from 12.9% in the fiscal 1996 period due to a reduction in administrative staff.

     Selling and marketing expenses for the fiscal 1997 period were $818,000 compared to $558,000 for the fiscal 1996 period, an increase of $260,000 or 46.6%. As a percentage of sales, these expenses increased to 10.6% in the fiscal 1997 period from 9.8% in the fiscal 1996 period. The increase was primarily attributable to an increase in the number of retail customers participating in the Company's co-op advertising program, as well as an increase in the co-op advertising costs borne by the Company with respect to certain retail customers. An increase in sales and marketing personnel, particularly in the western United States, also contributed to the increase in these expenses.

     Interest expense for the fiscal 1997 period was $44,000 compared to $49,000 for the fiscal 1996 period, a decrease of $5,000 or 10.2%. As a percentage of sales, these expenses decreased to 0.6% in the fiscal 1997 period from 0.9% in the fiscal 1996 period.

     Provision for income taxes was $268,000 for the fiscal 1997 period compared to $174,000 for the fiscal 1996 period, an increase of $94,000 or 54.0%. The effective tax rate was approximately 37.9% in the fiscal 1997 period as compared to 40.2% in the fiscal 1996 period. The change in the effective tax rate reflects a reduction in the provision for income taxes in the 1997 period based upon the most recent effective tax rates.

     As a result of the above, net income for the fiscal 1997 period was $439,000 compared to $258,000 for the fiscal 1996 period, an increase of $181,000 or 70.2%. This represents an increase in net income as a percentage of net sales to 5.7% in the fiscal 1997 period from 4.5% in the fiscal 1996 period.

YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

     Net sales for fiscal 1996 were $25,272,000 compared to $19,247,000 in fiscal 1995, an increase of $6,025,000 or 31.3%. The increase was attributable to new product offerings, increased sales to home improvement retailers and a full year of sales by the Acquired Companies. Sales to the Company's two largest customers increased by $4,862,000, a majority of which was attributable to an increase in retail store locations. A portion of the increase in sales to these customers was attributable to sales of new products introduced during the third quarter of fiscal 1996, which on a Company-wide basis totaled $1,926,000. The addition of a national home improvement customer accounted for $364,000 of the net sales increase, while a full year of sales attributable to the Acquired Companies increased net sales by $1,249,000. These increases were partially offset by reduced sales to smaller customers affected by the consolidation of the home improvement industry.

     Gross profit for fiscal 1996 was $9,295,000 compared to $7,142,000 in fiscal 1995, an increase of $2,153,000 or 30.1%. As a percentage of sales, gross profit decreased to 36.8% in fiscal 1996 from 37.1% in fiscal 1995. The decrease in gross profit margin was attributable to the introduction of two new products which accounted for $1,926,000 in net sales during fiscal 1996. The lower profit margin on these products and other shifts in the product mix resulted in a net reduction in the gross profit margin of 0.3%.

     Shipping expenses for fiscal 1996 were $1,746,000 compared to $1,488,000 in fiscal 1995, an increase of $258,000 or 17.3%. As a percentage of sales, these expenses decreased to 6.9% in fiscal 1996 from 7.7% in fiscal 1995 due to economies of scale and more efficient use of the Acquired Companies' shipping and warehouse facilities.

     General and administrative expenses for fiscal 1996 were $3,106,000 compared to $2,436,000 in fiscal 1995, an increase of $670,000 or 27.5%. As a percentage of sales, these expenses decreased to 12.3% in fiscal 1996 from 12.6% in fiscal 1995. Of the dollar increase, $140,000 represented increased rent and payroll costs of the Acquired Companies, $130,000 represented increased professional fees in connection with financing and other corporate matters, $81,000 represented increased bad debt expense, of which $53,000 was due to the insolvency of two customers, and $50,000 represented increased discretionary contribution to the employee profit sharing plan. The remaining increase was attributable to additional general and administrative expenses of the Acquired Companies.

     Selling and marketing expenses for fiscal 1996 were $2,512,000 compared to $1,800,000 for fiscal 1995, an increase of $712,000 or 39.6%. As a percentage of sales, these expenses increased to 10.0% in fiscal 1996 from 9.4% in fiscal 1995. The increase was primarily attributable to the Company's integration of the sales and marketing functions of the Acquired Companies. In particular, the Company incurred certain costs to publish catalogues and sales materials for the Acquired Companies and to hire sales and marketing employees during fiscal 1996 who had not yet achieved the productivity level of existing employees.

     Interest expense for fiscal 1996 was $195,000 compared to $149,000 in fiscal 1995, an increase of $46,000 or 30.9%. As a percentage of sales, these expenses decreased to 0.7% in fiscal 1996 from 0.8% in fiscal 1995. The dollar increase in interest expense was attributable to increased borrowings on the line of credit required to finance the Company's growth. The decrease in dollar expense as a percentage of sales was attributable to the Company's ability to fund growth with a relatively lower level of borrowing.

     Provision for income taxes in fiscal 1996 was $668,000 compared to $429,000 in fiscal 1995, an increase of $239,000 or 55.7%. The effective tax rate increased to 38.5% in fiscal 1996 from 37.2% in fiscal 1995. The increase in the effective tax rate is primarily attributable to the non-tax deductible expenses.

     As a result of the above, net income in fiscal 1996 was $1,068,000 compared to $725,000 in fiscal 1995, an increase of $343,000 or 47.3%. This represents an increase in net income as a percentage of net sales to 4.2% in fiscal 1996 from 3.8% in fiscal 1995.

YEARS ENDED FEBRUARY 28, 1995 AND FEBRUARY 28, 1994

     Net sales were $19,247,000 in fiscal 1995 compared to $13,407,000 in fiscal 1994, an increase of $5,840,000 or 43.6%. The Acquired Companies, all of which were acquired in fiscal 1995, contributed a total of $3,238,000 to net sales during fiscal 1995. In addition, net sales to the Company's seven largest home improvement customers increased by $2,291,000 during fiscal 1995 due primarily to new store openings.

     Gross profit for fiscal 1995 was $7,142,000 compared to $4,991,000 in fiscal 1994, an increase of $2,151,000 or 43.1%. Gross profit as a percentage of sales decreased to 37.1% in fiscal 1995 from 37.2% in fiscal 1994. The slightly lower gross profit margin in fiscal 1995 was partially attributable to certain operating inefficiencies which existed in the Acquired Companies. Subsequent to each acquisition, the Company has taken steps to address such inefficiencies.

     Shipping expenses during fiscal 1995 were $1,488,000 compared to $1,113,000 in fiscal 1994, an increase of $375,000 or 33.7%. As a percentage of sales, these expenses decreased to 7.7% in fiscal 1995 from 8.3% in fiscal 1994 The reduction in these expenses as a percentage of sales was attributable to the consolidation of two distribution facilities located in California and the closing of a distribution facility located in New York. Redesign of the Company's distribution facilities and operating procedures during fiscal 1995 also contributed to the decrease in shipping expenses as a percentage of sales.

     General and administrative expenses were $2,436,000 in fiscal 1995 compared to $1,492,000 in fiscal 1994, an increase of $944,000 or 63.3%. As a percentage of sales, these costs increased to 12.6% in fiscal 1995 from 11.1% in fiscal 1994. The increase was primarily attributable to approximately $445,000 of general and administrative expenses incurred with respect to the Acquired Companies, $141,000 of increased payroll costs, $70,000 of increased professional fees and a $66,000 increase in the Company's discretionary contribution to the employee profit sharing plan.

     Selling and marketing expenses were $1,800,000 in fiscal 1995 compared to $1,218,000 in fiscal 1994, an increase of $582,000 or 47.8%. As a percentage of sales, these expenses increased to 9.4% in fiscal 1995 from 9.1% in fiscal 1994. The increase in these expenses was partially due to higher sales and marketing expenses as a percentage of sales within the Acquired Companies.

     Interest expense for fiscal 1995 was $149,000 compared to $135,000 in fiscal 1994, an increase of $14,000 or 10.4%. As a percentage of sales, these expenses decreased to 0.8% in fiscal 1995 from 1.0% in fiscal 1994. The dollar increase in interest expense was attributable to increased borrowings on the line of credit required to finance the Company's growth. The decrease in interest expense as a percentage of sales was due to the Company's ability to fund growth with a relatively lower level of borrowing.

     Provision for income taxes in fiscal 1995 was $429,000 compared to $341,000 in fiscal 1994, an increase of $88,000 or 25.8%. The effective tax rate decreased to 37.2% in fiscal 1995 from 38.7% in fiscal 1994. The improvement in the effective tax rate reflects an increase in allowable tax deductible items.

     As a result of the above, net income in fiscal 1995 was $725,000 compared to $539,000 in fiscal 1994, an increase of $186,000 or 34.5%. This represents a decrease in net income as a percentage of net sales to 3.8% in fiscal 1995 from 4.0% in fiscal 1994.

QUARTERLY RESULTS

     The following table sets forth certain unaudited selected quarterly financial information for fiscal 1995, fiscal 1996 and the quarter ended May 31, 1996 which, in the opinion of management, reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such information. Results of operations for any one or more quarters are not necessarily indicative of results for an entire year or of continuing trends.

                                                                        THREE MONTHS ENDED
                                 ------------------------------------------------------------------------------------------------
                                               FISCAL 1995                                FISCAL 1996                 FISCAL 1997
                                 ----------------------------------------   ----------------------------------------  -----------
                                 MAY 31,   AUG. 31,   NOV. 30,   FEB. 28,   MAY 31,   AUG. 31,   NOV. 30    FEB. 29,    MAY 31,
                                  1994       1994       1994       1995      1995       1995       1995       1996       1996
                                 -------   --------   --------   --------   -------   --------   --------   --------  -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales......................  $4,013     $4,676     $5,265     $5,293    $5,681     $6,355     $6,357     $6,879     $ 7,702
Cost of goods sold.............   2,540      2,970      3,392      3,203     3,673      4,200      3,925      4,179       4,801
                                 ------     ------     ------     ------    ------     ------     ------     ------      ------
Gross profit...................   1,473      1,706      1,873      2,090     2,008      2,155      2,432      2,700       2,901
                                 ------     ------     ------     ------    ------     ------     ------     ------      ------
Shipping.......................     250        346        304        588       235        433        417        661         565
General and administrative.....     442        646        690        657       734        708        826        838         767
Selling and marketing..........     326        400        493        581       558        628        638        688         818
Foreign exchange losses, net...      58         57         --         --        --         --         --         --          --
                                 ------     ------     ------     ------    ------     ------     ------     ------      ------
Total expenses.................   1,076      1,449      1,487      1,826     1,527      1,769      1,881      2,187       2,150
                                 ------     ------     ------     ------    ------     ------     ------     ------      ------
Operating income...............     397        257        386        264       481        386        551        513         751
Interest expense...............      22         45         37         45        49         49         45         52          44
                                 ------     ------     ------     ------    ------     ------     ------     ------      ------
Income before provision for
  income taxes.................     375        212        349        219       432        337        506        461         707
Provision for income taxes.....     147         83        137         62       174        154        173        167         268
                                 ------     ------     ------     ------    ------     ------     ------     ------      ------
Net income.....................     228        129        212        157       258        183        333        294         439
                                 ======     ======     ======     ======    ======     ======     ======     ======      ======
Net income per common share....  $  .15     $  .08     $  .14     $  .10    $  .17     $  .12     $  .22     $  .19     $   .29
                                 ======     ======     ======     ======    ======     ======     ======     ======      ======
Weighted average number of
  shares outstanding...........   1,515      1,515      1,515      1,515     1,515      1,507      1,500      1,500       1,500
                                 ======     ======     ======     ======    ======     ======     ======     ======      ======

                                                                     AS A PERCENTAGE OF SALES
                                 ------------------------------------------------------------------------------------------------
                                               FISCAL 1995                                FISCAL 1996                 FISCAL 1997
                                 ----------------------------------------   ----------------------------------------  -----------
                                 MAY 31,   AUG. 31,   NOV. 30,   FEB. 28,   MAY 31,   AUG. 31,   NOV. 30    FEB. 29,    MAY 31,
                                  1994       1994       1994       1995      1995       1995       1995       1996       1996
                                 -------   --------   --------   --------   -------   --------   --------   --------  -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Gross profit...................    36.7%     36.5%      35.6%      39.5%      35.3%     33.9%      38.3%      39.2%      37.7%
Operating income...............     9.9       5.5        7.5        5.0        8.5       6.1        8.7        7.5         9.8
Net income.....................     5.7       2.8        4.0        2.9        4.5       2.9        5.2        4.3         5.7

LIQUIDITY AND CAPITAL RESOURCES

     The Company has experienced a 38.0% compound growth rate since 1992, with its net sales increasing from $6,966,000 in fiscal 1992 to $25,272,000 in fiscal 1996. The Company has financed its cash requirements primarily through operations and borrowings on its bank credit line. The Company also issued shares of its Preferred Stock in order to finance the acquisitions of Marion Tool and Andrews Tools during fiscal 1995.

     The Company's bank credit facility currently permits borrowings of up to $3,250,000 as a revolving credit against a fixed percentage of eligible accounts receivable and inventory. The interest rate on the line is determined by reference to certain base lending and LIBOR rates. As of May 31, 1996, the interest rates in effect were the bank's base lending rate of 8 1/4% plus 1/2% and the LIBOR rate of 7 1/4% plus 225 basis points. The amount borrowed under the credit facility varies based on the Company's cash requirements. The credit facility is collateralized by substantially all of the assets of the Company and is partially guaranteed by the Company's majority shareholder. As of May 31, 1996, the Company had $1,688,000 of outstanding direct borrowings and $101,000 of contingent liability under open letters of credit as compared to $2,448,000 of direct borrowings and $67,000 of contingent liability under open letters of credit as of February 29, 1996. The Company intends to use $1,400,000 of the net proceeds of this offering to reduce the outstanding balance of direct borrowings under the credit facility. The credit facility terminates on June 30, 1998.

     As of May 31, 1996, the Company's principal sources of liquidity included cash of $316,000 and net accounts receivable of $3,061,000. The Company had working capital of $3,401,000 and long-term debt of $75,000 as of May 31, 1996.

     For the three months ended May 31, 1996, operating activities provided cash of $570,000, primarily from net income of $439,000. Net cash used in investing activities during the three months ended May 31, 1996 was $1,000, reflecting the purchase of certain fixed assets, while net cash used in financing activities during the same period was $432,000, consisting primarily of payments on the Company's bank credit facility.

     During fiscal 1996, operating activities used cash of $1,079,000 primarily due to increases in accounts receivable and inventories of $1,223,000 and $435,000, respectively, which were partially offset by net income of $1,068,000. Net cash used in investing activities during fiscal 1996 was $46,000, consisting entirely of capital expenditures. Net cash provided by financing activities during fiscal 1996 was $1,189,000, reflecting net borrowings of $1,051,000 under the Company's bank credit facility.

     Historically, the Company's business has not required significant capital expenditures. The Company's capital expenditures were approximately $30,000, $91,000 and $46,000 in fiscal 1994, 1995 and 1996, respectively. The Company intends to use approximately $1,200,000 of the net proceeds from this offering to make certain capital expenditures in connection with the expansion and upgrading of facilities and the purchase of manufacturing equipment. The Company intends to rely on cash generated from operations, borrowings under its credit facility and the proceeds from this offering to finance its working capital requirements for at least the next 12 months.

                                    BUSINESS

INTRODUCTION

     Founded in 1979, the Company is a leading manufacturer, marketer and distributor of a broad line of specialty tools and related products for the home improvement market. Under the "QEP," "O'Tool," "Marion Tool" and "Andrews Tools" brand names, the Company markets over 4,000 specialty tools and related products used primarily for surface preparation and installation of ceramic tile, carpet, marble, masonry, drywall and paint. The Company's products include, among other items, trowels, floats, tile cutters, wet saws, spacers, nippers, pliers, carpet trimmers and cutters, knives and abrasives. The Company's products are sold through home improvement retailers including national and regional chains such as Home Depot, Lowe's and Hechinger/Home Quarters, specialty distributors to the hardware, construction and home improvement trades, retailers such as Ace Hardware and New York Carpet World, and OEMs such as Stanley and Red Devil. The Company's full line of specialty tools and related products are marketed for use by do-it-yourself consumers as well as construction and remodeling professionals.

     Since fiscal 1992, the Company's net sales have increased at a compound annual rate of 38.0% to $25,272,000 in fiscal 1996. In the three months ended May 31, 1996, the Company's net sales increased 35.6% over the prior comparable period to $7,702,000. The growth in net sales over the last four fiscal years reflects (i) the introduction of new products and the Company's success in cross-marketing new and existing products among its channels of distribution,
(ii) the Company's expansion of its market share through sales to additional home improvement retailers, distributors, OEMs and specialty retail customers,
(iii) growth experienced by the Company's customers within the home improvement market, particularly among national and regional home improvement retailers, and
(iv) growth of the home improvement market as a whole. The Company believes it is in a position to pursue additional growth in sales as it expands its product lines, continues marketing to new customers and seeks to capitalize on the ongoing consolidation of the home improvement retail market by national and regional home improvement retailers.

     In fiscal 1995, the Company completed the acquisitions of O'Tool Company, a distributor of hardware, masonry, carpentry and tiling tools, Marion Tool Company, a manufacturer of striking tools since 1924, and the Andrews Tools Company, a drywall and paint tool manufacturer organized in 1959. Through these strategic acquisitions, the Company broadened its product lines, increased its customer base of home improvement retailers, distributors and OEMs, and integrated manufacturing and marketing activities. The Company intends to pursue acquisitions of or joint ventures with other manufacturers and distributors which sell products complementary to those now offered by the Company.

MARKET OVERVIEW

     The Company currently competes in the specialty tool segment of the tool industry which sells to the home improvement market. Because published industry data available to the Company does not differentiate between tools and other products marketed within the home improvement industry, the market information set forth below provides data concerning the broad trends affecting the home improvement market in general. The Company believes that the trends in the home improvement market reflect the particular trends affecting the Company's business within the specialty tool segment.

     According to industry information published by the National Home Center News ("NHCN"), the United States home improvement market generated retail sales of over $132 billion in 1995, including sales in both the "do-it-yourself" and professional market segments. This is an increase of $16 billion over 1993 retail sales of $116 billion. NHCN projects that these sales will reach approximately $189 billion by the year 2000, which would represent a compound annual growth rate of approximately 7.5% for the five year period.

     Within the home improvement market, distribution channels have continued to consolidate as a result of the success of the warehouse home center format used by large home improvement retailers such as Home Depot and Lowe's. The increasing dominance of national home improvement retailers results from their ability to offer broad product lines, project advice and orientation, competitive pricing, aggressive promotions and large-format stores. Estimates published by the NHCN indicate that from 1993 to 1995, the average size of home improvement centers operated by the top ten retailers increased from 60,600 square feet to 62,700 square feet, while the average annual sales per store increased from $14.8 million to $18.3 million. In 1995, the ten largest home improvement retailers accounted for approximately 28.3% of the industry's total sales, up from 23.6% in 1993. The following table sets forth selected information concerning sales and percentage growth, number of stores and square footage for each of the top ten home improvement retailers for 1993, 1994 and 1995, as reported by the NHCN.

                                                                                                             SQUARE FOOTAGE
                                                                                                        -------------------------
                                                      ANNUAL SALES            %           STORES             (IN THOUSANDS)
       RANK                                           (IN MILLIONS)         CHANGE      (YEAR-END)                       AVERAGE
 ----------------                               -------------------------   1994-    ----------------   TOTAL   TOTAL   PER STORE
 1993  1994  1995             COMPANY            1993     1994     1995      1995    1993  1994  1995    1994    1995     1995
 ----  ----  ----    -------------------------- -------  -------  -------   ------   ----  ----  ----   ------  ------  ---------
   1     1     1     Home Depot................ $ 9,239  $12,477  $15,470    24.0    264   340   423    35,133  44,356     105
   2     2     2     Lowe's Cos................   4,538    6,111    7,075    15.8    311   336   365    18,604  23,945      66
   6     6     3     Menard....................   1,700    2,300    2,700    17.4     88   102   115     8,415  10,300      90
   4     4     4     Payless Cashways..........   2,601    2,723    2,685    (1.4 )  196   201   200     6,400   6,400      32
   3     3     5     Builders Square...........   2,719    2,952    2,639   (10.6 )  181   166   174    15,620  16,450      95
   5     5     6     Hechinger/Home Quarters...   2,095    2,454    2,256    (8.1 )  128   133   118    10,842   9,340      79
   7     7     7     HomeBase..................   1,586    1,357    1,449     6.7     83    77    79     8,393   8,611     109
   8     8     8     Eighty-Four Lumber........   1,058    1,275    1,250    (2.0 )  377   377   375     5,278   5,250      14
  10     9     9     Wickes Lumber.............     847      987      973    (1.4 )  125   132   110     1,200   1,057      10
   9    10    10     Sutherland Lumber.........     850      900      920     2.2     85    85    85     2,380   2,380      28

     As illustrated above, the Company's two largest customers, Home Depot and Lowe's, each experienced compound annual sales growth rates of 29% and 25%, respectively, from 1993 to 1995. According to Home Depot's most recent annual report, Home Depot operated 423 retail stores as of the end of its 1995 fiscal year, as compared to 340 at the end of 1994. Home Depot's 1995 annual report stated that it plans to have 900 stores in operation by the year 2000. Lowe's 1995 annual report stated that it had 365 stores at January 31, 1996 (its fiscal year end) and that it is committed to having 600 stores in operation by the year 2000. NHCN has reported that Home Depot and Lowe's are expected to open 97 and 60 stores, respectively, during 1996. As consolidation continues in the home improvement market, the Company expects that sales of the largest national and regional home improvement retailers will continue to grow faster than the overall market. The following table sets forth certain historical and projected information concerning market concentration within the home improvement retail market, including the historical and projected market share for Home Depot.

                      BAR CHART ENTITLED "COMBINED RETAIL
                         SALES AS % OF INDUSTRY TOTAL"

     The vertical axis measures percentage, ranging from 0% to 70%. Rising above the horizontal axis are 13 bars. Each bar relates to a separate year, commencing in 1988 and ending in 2000. The chart presents historical information for the years 1988 through 1994, and projected information for the years 1995 through 2000. The bar for each year illustrates sales by Home Depot, the ten largest home improvement retailers, and the 100 largest home improvement retailers as a percentage of total sales in the home improvement industry. The chart shows consistent growth from 1988 through 2000, with sales by Home Depot projected to reach 30% of industry sales in 2000; sales by the top ten retailers projected to reach 55% of industry sales in 2000; and sales by the top 100 retailers projected to reach 70% of industry sales by 2000.

        Source: National Home Center News; U.S. Department of Commerce.

     The Company believes that growth in the home improvement market is being driven by several factors, including (i) aging of the United States housing stock, which requires greater repair and maintenance expenditures, (ii) increased housing turnover of both new and existing homes, (iii) favorable demographic trends, with "baby boomers" now reaching the 35 to 54 year old category which historically has accounted for the largest home improvement expenditures of any age group, and (iv) changes in consumer preferences, which have caused an increase in the median size of new homes and which have contributed to demand for remodeling and expansion of older homes.

     The United States housing stock consists of over 100 million units, of which approximately 70% are nearly 20 years old and nearly half are over 40 years old. Due to a decline in housing starts from the peak level of the 1970s, the average age of U.S. homes is expected to increase. In addition to repair and maintenance expenditures, aging homes will continue to drive spending on remodeling and renovations. The following table sets forth information concerning millions of homes built by decade through the 1980s.

              BAR CHART ENTITLED "AGING STOCK OF AMERICAN HOMES."

     The vertical axis at the left side of the chart measures millions of homes constructed in the United States ranging from zero to 26 million. Rising above the horizontal axis are eight bars. The first bar represents homes constructed before 1920. The next seven bars represent (from left to right) the number of homes constructed per decade, commencing with the 1930s and concluding with the 1980s. The chart shows that approximately 11 million homes were constructed before 1920, and that the approximate number of homes constructed in the 1920s through the 1980s, respectively, were as follows: 7 million homes; 8 million homes; 9 million homes; 16 million homes; 17 million homes; 25 million homes; and 18 million homes.

                           Source: The Census Bureau

     Because a majority of home improvement expenditures is believed to occur within the first two years of ownership, as existing homes are updated and new homes are personalized to the tastes of their owners, housing turnover is a critical factor in the level of home improvement activity. According to published industry data, sales of existing homes account for 85% of total housing turnover, with the balance generated by sales of newly constructed homes. The following table sets forth housing turnover of new and existing homes from 1983 to 1994.

                 BAR CHART ENTITLED "HOUSING TURNOVER BY TYPE."

     The vertical axis at the left side of the chart measures millions of homes sold in the United States ranging from 0 to 5 million. Rising above the horizontal axis are 12 bars. Each bar represents the number of homes sold in the United States in a particular year, commencing in 1983 and ending in 1994. The chart shows that the approximate number of homes sold on an annual basis from 1983 to 1994, respectively, were as follows: 3.4 million homes; 3.5 million homes; 3.9 million homes; 4.3 million homes; 4.1 million homes; 4.2 million homes; 4.1 million homes; 3.7 million homes; 3.6 million homes; 4.2 million homes; 4.5 million homes; and 4.6 million homes.

                      Source: U.S. Department of Commerce

BUSINESS STRATEGY

     The Company's strategy is to enhance its position as a leading manufacturer of specialty tools and related products by introducing new products and cross-selling products among its channels of distribution, expanding market share by obtaining new customers, and capitalizing on expected growth of its largest customers and of the home improvement market as a whole. Key elements of the Company's strategy include:

          Increase Sales By Expanding Product Lines and Adding New Customers. The Company continuously seeks to expand its product lines by adding specialty tools and related products which can be marketed to the Company's existing customer base. In fiscal 1996, the Company identified a market opportunity to introduce two power tools, which became two of the Company's five best selling products during this period. The Company believes that broadening its product lines will increase the Company's market penetration and allow the Company to serve its national and regional home improvement retail customers more effectively. The Company intends to expand its market share by actively marketing its products to home improvement retailers, distributors, OEMs and specialty retail accounts not currently served by the Company.

          Capitalize on Cross-Selling of Existing and New Products. A number of the products manufactured and distributed by the Company may be used in multiple applications and are therefore suitable for marketing to several categories of customers. For example, floats used in the tile trades are also frequently used in drywall and paint applications. The Company expects to continue its practice of marketing products with multiple applications to a variety of customers within different channels of distribution. As the Company introduces new products or adds products through acquisitions, the Company will evaluate these products for sale through multiple channels of distribution. The Company believes that this strategy will permit the Company to further leverage its product line and customer base in an efficient and cost-effective manner.

          Emphasize Customer Service. The Company has developed and implemented a multi-faceted customer service program to address the requirements of its retail, distributor and OEM customers. Under this customer service program the Company maintains inventories of tools and related products in multiple locations to permit prompt deliveries, offers a customer service hotline, provides parts and repair service for tools, provides education classes for store personnel and participates in cooperative promotions and special sales events. The Company also offers certain of its customers electronic order acceptance and billing and prepaid delivery for product shipments with a minimum purchase. Because home improvement retailers place considerable value on the customer service provided by their vendors, the Company anticipates expanding its customer service program in the future in order to respond to the needs of its customers.

          Pursue Additional Strategic Acquisitions. The Company intends to continue to pursue acquisitions of specialty tool and component manufacturers, distributors and other companies which will complement the Company's business, products, distribution channels and brand names. By consolidating the manufacturing and marketing of related products now manufactured by others, and by capitalizing on additions to its customer base through acquisitions, the Company believes it can successfully enhance its market presence and increase sales.

          Expand Foreign Market Presence. The Company believes that international markets provide a significant opportunity to increase sales of its specialty tools and related products. The Company recently hired a multilingual director of foreign sales and has also retained the services of an independent representative skilled in foreign sales of specialty tools. Through these and other personnel, the Company has commenced the implementation of a foreign sales marketing program which is designed to increase the Company's presence in foreign markets including, among others, Canada, Central America, Mexico, Europe and South America. The Company intends to pursue additional international sales opportunities through marketing initiatives that will capitalize on its broad product line and comprehensive customer service.

          Enhance Manufacturing Capabilities. The Company's manufacturing objectives include controlling manufacturing costs, assuring continued high quality of its products, and reducing product manufacturing and shipment times. The Company continually reviews its product line with a view toward identifying products for which in-house manufacturing is appropriate based upon a comparison of purchase and manufacturing costs, quality assurance, shipment times and product demand. The Company has allocated a portion of the proceeds of this offering to the purchase of capital equipment which will be used to increase manufacturing capacity for certain specialty tools now purchased by the Company from outside suppliers.

PRODUCTS

     The Company manufactures and distributes a broad line of over 4,000 specialty tools and related products. The Company's products are offered under the "QEP" "O'Tool," "Marion Tool" and "Andrews Tools" brand names and are used primarily for surface preparation and installation of ceramic tile, carpet, marble, masonry, drywall and paint. The following table sets forth certain information concerning the Company's principal tool groups and their markets, distribution channels and price positioning.

                                               TOOL OR RELATED PRODUCT GROUP
                         --------------------------------------------------------------------------
                               TILE              CARPET         STRIKING TOOLS    DRYWALL AND PAINT
                         -----------------  -----------------  -----------------  -----------------
Markets
  Primary..............  Do-it-yourself     Do-it-yourself     Contractor         Contractor
  Secondary............  Contractor         Contractor         Do-it-yourself     Do-it-yourself
Distribution Channels
                         Home improvement   Home improvement   Distributors and
  Primary..............  retailers          retailers          retailers          OEMs
                         Tile retailers
  Secondary............  and distributors   Carpet retailers   OEMs               Distributors
Product Offerings......  Full line          Limited line       Popular products   High end
                         Multiple price     Multiple price
Price Positioning......  points             points             Middle to high      Middle to high

     The Company believes that a majority of its products are purchased by "do-it-yourself" consumers, although certain of the Company's products are designed and priced for sale to remodeling and construction professionals. A number of the products manufactured by the Company such as trowels, floats, pliers, blades and abrasives, among others, are marketed through multiple distribution channels for use in installation of a variety of products. For example, floats used in tile applications are also frequently used in drywall and paint applications. Other tools such as drywall taping knives, tile cutters, electric wet saws, nippers, sanders, scrapers, carpet trimmers and rollers are used in single applications. The Company's products generally retail for prices ranging from $2 to $150, although certain types of electric wet saws retail for up to $600. A majority of the Company's revenue is generated by sales of products priced at less than $10 retail.

     Net sales of a single product accounted for over 5% of the Company's net sales in both fiscal 1995 and fiscal 1996. In the three months ended May 31, 1996, one additional product accounted for over 5% of net sales. As the Company introduces new products or product lines, management anticipates that products which account for 5% or more of the Company's net sales will vary from period to period. See "Risk Factors."

     The Company maintains an informal research and development program through which it seeks to identify new product opportunities within its primary markets. Methods by which the Company seeks to identify product opportunities include soliciting product feedback from customers through its outside sales force and manufacturers' representatives, review of product brochures and catalogs issued by foreign and domestic manufacturers of specialty tools, review of product concepts with buyers employed by its customers, and attendance at industry trade shows and conventions at which new product concepts are introduced and discussed. The Company also considers participation in joint ventures and valuation of product samples to be an important part of its effort to identify new product opportunities. Although the Company does not maintain a formal research and development department, the Company's executive officers and sales personnel are active in identifying opportunities for the Company on a continuous basis.

     Although the Company manufactures and distributes over 4,000 products, a majority of the Company's customers purchase between 20 and 150 individual stock-keeping units ("SKUs"). As the Company's product mix changes or as customers add or delete products, the number of SKUs carried by customers will vary. The Company's products or packaging are encoded with bar code product identification information, which expedites checkout and pricing. A majority of the Company's customers utilize bar code information for automatic inventory analysis and, in certain cases, for automatic ordering of inventory from the Company.

RELATIONSHIP WITH HOME DEPOT AND LOWE'S

     In 1986, the Company began doing business with Home Depot, currently the largest home improvement retailer in the United States, with 1995 sales of $15.5 billion. In 1993, the Company added Lowe's as a customer, which is now the second largest home improvement retailer in the country, with 1995 sales of $7.1 billion. Home Depot and Lowe's are the Company's two largest customers, accounting for 51.5% and 10.1% of the Company's fiscal 1996 net sales, respectively. In the three months ended May 31, 1996, Home Depot and Lowe's accounted for 49.9% and 11.9% of the Company's net sales, respectively.

     Because of the importance of home improvement retailers to the Company, the Company has, in cooperation with its customers, developed a multifaceted customer service program. The Company has also tailored its customer service programs to ensure that each customer's specific needs are given a high priority with direct attention from senior officers of the Company. The Company's customer service programs include:

     - Providing a range of in-store services, including assistance with inventory control, maintenance of product displays and introduction of new products

     - Maintaining inventories of tools and related products in multiple locations to permit rapid shipping

     - Delivering orders promptly

     - Holding education classes for retail store personnel

     - Packaging with multilingual labels

     - Prepaying delivery for product shipments with minimum purchase

     - Participating in cooperative promotions and special sales events

     - Providing product research for buyers on a continuous basis

     - Operating a customer service hotline

     - Providing parts and repair service

     - Assisting in tool and product sourcing

     - Extending of advertising allowances and special credit terms

     - Accepting orders electronically and billing through electronic data interchange

     - Bar coding for each individual SKU

     - Incorporating anti-theft tags in packaging

     - Using slip sheets in lieu of pallets for delivery

     According to the NHCN, home improvement retailers place considerable value on service and promotional support. The Company believes that the development of its extensive customer service program for Home Depot, Lowe's and others has been instrumental in increasing the Company's sales to these home improvement retailers. The Company continually evaluates its service and promotional activities undertaken on behalf of Home Depot, Lowe's and others in order to identify other means by which it can more effectively serve these customers.

     The Company believes that national and large regional home improvement retailers such as Home Depot and Lowe's will continue to consolidate the home improvement retail market in the near future. According to Home Depot's most recent annual report, Home Depot operated 423 retail stores as of the end of its 1995 fiscal year, as compared to 340 at the end of 1994, and plans to have 900 stores in operation by the year 2000. Lowe's 1995 annual report stated that it had 365 stores at January 31, 1996 (its fiscal year end) and that it is committed to having 600 stores in operation by the year 2000. Further, NHCN has reported that Home Depot and Lowe's plan to open 97 and 60 home centers, respectively, in 1996. From 1993 to 1995, Home Depot and Lowe's experienced compound annual sales growth rates of 29% and 25%, respectively. The Company believes that Home Depot and Lowe's will continue to hold significant market shares in the home improvement retail market and will continue to expand the number of their home centers at a rapid pace. While the Company expects to expand its customer base in the future, sales to Home Depot and Lowe's will continue to significantly impact the Company's overall level of net sales and profitability. See "Risk Factors."

MANUFACTURING AND SUPPLIERS

     The Company estimates that in fiscal 1996 products it manufactured accounted for approximately 25% of its net sales, and that finished products it purchased from outside suppliers accounted for approximately 65% of its net sales. Parts and components purchased and later assembled or finished by the Company accounted for the remaining 10% of net sales. The Company has chosen to integrate its own manufacturing of specialty tools and related products with manufacturing services provided by outside suppliers in order to (i) reduce overall manufacturing costs by purchasing finished products and components from efficient and cost-effective sources, (ii) establish domestic production of products or parts which are critical for domestic supply due to shipping costs, frequency of deliveries or marketing concerns, (iii) maintain the traditional high quality of the Company's specialty tools and related products, and (iv) capitalize on the Company's production expertise in instances where production volumes warrant in-house manufacturing.

     The Company conducts its in-house manufacturing through its subsidiaries, which include American Trowel & Float Company, O'Tool Company, Marion Tool Company/Westpoint Foundry and Andrews Tools Company. The Company acquired O'Tool Company, Marion Tool Company/Westpoint Foundry and Andrews Tools Company in fiscal 1995. The following table sets forth certain information concerning the Company as well as each of its subsidiaries.

      COMPANY OR        YEAR        DATE
      SUBSIDIARY       FOUNDED    ACQUIRED         PRODUCT LINES             PRIMARY CUSTOMERS
- ------------------------------    --------   -------------------------   -------------------------
Q.E.P. Co., Inc........   1979      N/A      All types of specialty      National and regional
                                             hand and power tools        home improvement
                                                                         retailers
American Trowel &        1993       N/A      Trowels, floats and         Q.E.P.
  Float Company........                      misc. tools
O'Tool Company.........   1979      June     Masonry, carpentry,         Small retailers and
                                    1994     tiling and misc. tools      dealers
Marion Tool Company/     1924     October    Striking tools              Hardware chains and
  Westpoint Foundry....             1994                                 distributors
Andrews Tools Company..   1959    January    Drywall and paint tools     Small retailers and
                                    1995                                 O'Tool Company

     Due to the rapid increase in the Company's sales in recent years, the Company has periodically reviewed its product requirements and manufacturing sources in order to identify areas in which efficiencies can be realized. As a result of one of these reviews, the Company has budgeted a portion of the proceeds of this offering to capital expenditures, a portion of which will include the purchase or lease of production equipment which will enable the Company to commence domestic manufacturing of certain products or components now purchased from offshore suppliers. The Company intends to continue to evaluate the efficacy of manufacturing or purchasing products or components, and intends to continue to increase its manufacturing of products or components where volume or shipping requirements indicate that manufacturing will lead to lower costs or improved quality. In certain cases, the Company has commenced manufacturing of products for which a "Made in the USA" label will enhance the Company's marketing efforts.

     The Company estimates that it purchased products and components from approximately 75 different manufacturers in fiscal 1996, of which less than 25% were foreign sources. The Company has not entered into written agreements with any of its suppliers and believes that multiple sources of supply exist for nearly all of the products purchased from outside suppliers. The Company currently relies on two foreign suppliers as the sole sources of supply for two power tools which are currently among the Company's five best selling products. The Company intends to develop alternate sources of supply for these products, although an extended interruption prior to the location of alternate suppliers could adversely affect the Company's results of operations. See "Risk Factors."

     During fiscal 1996, the Company purchased finished products and components through two foreign sales agents located in Taiwan which accounted for 7.9% and 16.0% of the dollar amount of the Company's net sales. These foreign sales agents purchased finished products and components from a number of manufacturers located in Taiwan, China and other countries. The Company believes that these sales agents purchased products from 10 to 12 different manufacturers in fiscal 1996. Although the Company believes it could purchase products directly from these manufacturers, foreign sales agents will generally warehouse finished and unfinished products and will consolidate products to allow more cost effective shipping. In addition, foreign sales agents will retain title to products pending arrival at United States ports. For these reasons, the Company anticipates continuing to utilize foreign sales agents for the foreseeable future. While the Company believes that other sales agents could be located if necessary, the Company intends to rely on its existing sales agents for as long as these sales agents continue to meet the Company's foreign manufacturing and delivery requirements.

     Although the Company can generally obtain finished products and components from domestic suppliers within 30 days of the date it places an order, foreign orders must generally be placed at least 90 to 120 days in advance of the intended shipment date. Shipping from foreign suppliers usually requires 30 additional days. The Company generally reviews its production requirements weekly and updates its orders placed with foreign manufacturers approximately 30 days prior to commencement of manufacturing. Because the Company seeks to fill customer orders promptly, the Company must anticipate customer demand for specific products and establish its production forecasts accordingly. The Company intends to rely on multiple suppliers for nearly all products in order to permit the Company to meet its goal of fulfilling customer orders on a timely basis. See "Risk Factors."

     The Company utilizes a management information system which is currently being updated to permit each of its facilities to be on-line for production scheduling, product tracking, and cost and inventory control. The management information system now being installed will also permit customer service personnel to have access to inventory availability. The Company has established on-line ordering and billing systems with its largest customers which it anticipates expanding in the future to accommodate the requirements of its medium-sized and smaller customers.

     The Company inspects and periodically tests products manufactured in-house and by outside suppliers, and provides a limited 90-day warranty on select products. In fiscal 1996 and the three months ended May 31, 1996, returns and allowances totalled 3.4% and 4.6% of net sales, respectively.

DISTRIBUTION, SALES AND MARKETING

  Product Distribution

     The Company's specialty tools and related products are currently sold through four distinct distribution channels. Management estimates that sales through its primary distribution channels in fiscal 1996 were as follows: 70% to national and regional home improvement retailers, 13% to specialty distributors, 10% to chain or independent retailers in the hardware, tile, carpet and paint markets, and 7% to OEMs, export and other specialty retailers. The following briefly describes each of these distribution channels:

          National and Regional Home Improvement Retailers. The Company's products are primarily sold through national and regional home improvement retailers. Home Depot, Lowe's and Hechinger/Home Quarters accounted for 51.5%, 10.1% and 5.7%, respectively, of net sales in fiscal 1996. Three regional home improvement retailers were also among the Company's ten largest customers in fiscal 1996. National home improvement retailers are expected to continue their effort to consolidate the home improvement industry by establishing additional retail locations and purchasing regional and local competitors. Because the Company believes that national and regional home improvement retailers are focused on marketing and merchandising, these retailers are expected to seek strong suppliers which are able to satisfy their requirements across many product lines. Home improvement retailers market to both do-it-yourself consumers and professionals in the construction and remodeling trades.

          Specialty Distributors. The Company's products are sold to a variety of specialty distributors, which in turn supply a broad range of small and medium-size retail accounts. Although certain of the Company's specialty distributors supply a particular segment of the market such as tile or carpet, a number of these distributors provide full service distribution to their retail customers. Products sold through specialty distributors are suitable for both do-it-yourself consumers and professional remodelers or contractors.

          Chain and Independent Retail Stores. The Company's products are sold to a significant number of small and medium-size retail accounts including chains or independent hardware stores, tile centers, paint stores and lumber yards. Many of these retail accounts purchase only a portion of the Company's product line. Customers of these retailers are typically professional contractors or semi-professional do-it-yourself consumers.

          Original Equipment Manufacturers. The Company performs contract manufacturing of certain products in its product line for OEMs such as Stanley, Red Devil and Color Tile. The Company believes that its OEM opportunities have expanded in recognition of its manufacturing capabilities and due to the broadening of its product line within the last two fiscal years. As a result, the Company has realized increased sales in this distribution channel.

  Sales

     The Company's strategy is to increase sales by (i) capitalizing on growth among its existing customer base, (ii) adding new national and regional home improvement retailers as customers, (iii) extending its product lines through introduction of new products, acquisitions and joint ventures, (iv) cross-marketing existing and new products among its channels of distribution, and (v) expanding international sales through a recently introduced foreign sales program.

     The Company employs 24 individuals in its sales and marketing department. The Company's sales and marketing employees are responsible for implementing marketing plans and sales programs, coordinating with independent manufacturers' representatives which also market the Company's specialty tools and related products, providing customer service and addressing customer inquiries, and coordinating customer orders and shipments. The Company maintains an inside telemarketing sales force of four individuals, an outside salaried and commissioned sales force of six individuals and four sales managers, each of whom is responsible for a different distribution channel. The remaining sales and marketing personnel are employed in customer service capacities. The Company also maintains a network of 29 independent manufacturers' representatives/firms through which the Company's specialty tools and related products are sold on a commission basis. The sales efforts of the manufacturers' representatives are supported by the Company's marketing personnel.

  Marketing

     The Company maintains an emphasis on sales and marketing which management considers to be integral to the Company's continued growth. At least once a calendar quarter, the Company's marketing and sales representatives, or its manufacturers' representatives, attempt to visit a high percentage of customers' individual retail stores. In addition, the Company provides product knowledge classes for retail store personnel and periodically provides education classes for in-store personnel. The Company also evaluates the product mix at its customers' locations from time to time with a view toward changing the product mix, if necessary, to increase sales per square foot. When the Company secures a new customer, the Company generally resets all displays and assists store personnel in becoming familiar with the Company's product line.

     The Company has also developed a comprehensive direct mail marketing program under which approximately 3,000 brochures are mailed monthly to customers. These brochures highlight the Company's new product introductions, existing products and, in some cases, are used in conjunction with trade advertising. The Company also coordinates its telemarketing sales force with direct mail contacts in order to maximize the success of its marketing program as a whole. The Company has prepared extensive product catalogs, including color catalogs covering most product lines. The Company has also developed distinctive packaging which uses uniform colors and stylistic letters to reinforce the Company's brand image.

     The Company attends two major and numerous other industry trade shows each year. The major industry trade shows, comprised of a tile show and a national hardware show, are attended by national home improvement retailers, distributors, retail chains and other customers.

     The Company is also evaluating the implementation of a sales program under which certain of the Company's customers would receive specialty tools and related products directly from the Company's suppliers. This program, which is designed for high volume retailers and distributors, would enable the Company to limit its warehousing requirements even as volume shipments are increased. The Company expects to evaluate this and other programs which are expected to result in the Company achieving its marketing and sales objectives, while creating additional efficiencies in operations.

COMPETITION

     The home improvement industry is characterized by a number of large, well-capitalized home improvement product manufacturers that could, should they so choose, market products in direct competition with the Company. For example, within the drywall tool market segment, the Company currently competes with Marshalltown Tools and Goldblatt Tools, a brand owned by Stanley. Stanley is a significant competitor within the home improvement tool industry and could enter additional market segments in competition with the Company, thereby intensifying competitive pressures experienced by the Company. The Company believes that competition in the home improvement product market is based primarily on retail gross profit margin potential, delivery, brand recognition, quality and availability of shelf space. The Company is not presently aware of any competitors which compete on a nationwide basis with the Company in all of its primary markets. However, the Company is subject to competition from several regional competitors, the most significant of which are Superior Featherweight Corporation and Walton Tool Company. The Company believes that these competitors, while significant, have more limited revenues and a less extensive product line than the Company.

     Although the Company has had limited foreign sales to date, the Company is aware of a number of foreign competitors, many of which may have greater financial, marketing and other resources than the Company. As the Company seeks to penetrate more foreign markets, the Company's margins may decline due to competitive pressures. The Company anticipates addressing its competitive position in foreign markets by continuing to source specialty tools and related products from low-cost manufacturing sources, increasing operating efficiencies for Company-owned facilities and considering joint ventures or acquisitions where appropriate.

     The Company is aware that, from time to time, certain of its larger customers have contacted one or more of the Company's foreign suppliers to discuss purchasing home improvement products directly from these manufacturers. The Company does not believe it has suffered a loss of sales to date as a result of these discussions. Although the Company believes that its diversified product line, brand recognition and customer service will continue to offer benefits not otherwise available to the Company's customers from foreign manufacturers, the Company could experience competition from one or more foreign manufacturers which now serve as suppliers to the Company. In the event one or more of the Company's ten largest customers begin purchasing specialty tools and related products directly from foreign manufacturers, the Company's business would be materially adversely impacted. Increased competition from these manufacturers or others could result in price reductions or loss of market share, each of which would have a material adverse effect on the Company's results of operations and financial condition.

ENVIRONMENTAL MATTERS

     The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid, special and hazardous waste, and (ii) impose liability for the cost of cleaning up, and certain damages resulting from, sites of past spills, disposal or other releases of hazardous substances (together, "Environmental Laws").

     In October 1994, the Company acquired all of the outstanding common stock of Marion Tool Company, which manufactures specialty tools and related castings, for an acquisition price of 425,547 shares of the Company's Series A Preferred Stock. In connection with this acquisition, the Company also acquired the Marion Tool facility and warehouse and the foundry operations known as Westpoint Foundry, located approximately one block from those of Marion Tool Company in Marion, Indiana. Prior to undertaking the acquisition, the Company commissioned an independent consulting firm to prepare a series of environmental reports covering both the Marion Tool Company and Westpoint Foundry facilities and the associated real estate. The consultant's environmental report stated that samples of foundry sand and slag deposited on the real estate were tested and determined not to constitute hazardous waste. As a result of the testing the consultants indicated that it was unlikely that deposits of sand or slag would be considered hazardous waste and that such deposits were unlikely to threaten ground water resources. Two of the samples of foundry sand with the highest concentrations of metals were tested and it was determined that the metals detected were not readily leachable. In addition, the consultant noted the presence of above ground storage tanks from which some petroleum contamination was evident. The above ground storage tanks were removed at the time of the acquisition and the Company caused contaminated soil to be removed in accordance with applicable Environmental Laws. Because of the proximity of soil contamination to several structures and improvements at the site and the risk that removal could undermine the structures, all contaminated soil was not removed. A report of the excavation results was submitted to the Indiana Department of Environmental Management and, based upon its discussions with such department, the Company believes that no further action will be required concerning the remaining contamination.

     The environmental reports prepared by the consultant also noted that Marion Tool Company was identified as a potentially responsible party ("PRP") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") for the cleanup of contamination resulting from past disposal of hazardous wastes at a certain site to which Marion Tool Company, among others, sent wastes in the past. CERCLA requires PRPs to pay for cleanup of sites from which there has been a release or threatened release of hazardous substances. Courts have interrupted CERCLA to impose strict, joint and several liability upon all persons liable for cleanup costs. As a practical matter, however, at sites where there are multiple PRPs, the costs of cleanup typically are allocated among the parties according to a volumetric or other standard. Based upon, among other things, a review of the data available to the Company regarding the site at which Marion Tool Company is alleged to have deposited a portion of the waste located thereon, and a comparison of the potential liability at this site to settlements reached by other parties in similar cases, the Company believes that Marion Tool Company's liability for this matter will not be material. Nonetheless, until Marion Tool Company's proportionate share is finally determined at this site, there can be no assurance that such matters, or any similar liabilities that arise in the future, will not have a material adverse effect on the Company's results of operations or financial condition. Although the Company does not believe that Marion Tool Company has other potential off-site liability, if other disposal sites where Marion Tool Company sent waste are determined to require cleanup under CERCLA or other similar laws, Marion Tool Company could face similar claims in the future.

     The stock purchase agreement between the Company and the seller of Marion Tool Company provides that, in the event the Company or Marion Tool Company becomes liable in the future for the payment of any claims or damages in connection with any violation of Environmental Laws by Marion Tool Company prior to the date of the acquisition, the seller will return to the Company, at no cost to the Company, a number of preferred shares (valued at $1.00 per share) equal in value to the damages paid by Marion Tool Company or the Company for violations by Marion Tool Company of applicable Environmental Laws. On the date hereof, 106,389 shares of Series A Preferred Stock will convert into Common Stock, thereby reducing the Preferred Stock available for return to the Company by $106,389. Based upon the environmental reports obtained by the Company, the Company currently believes that the aggregate amount of any claims or damages for violations of Environmental Laws by Marion Tool Company will not exceed the value of the Preferred Stock issued by the Company in such acquisition.

INTELLECTUAL PROPERTY

     The Company markets its specialty tools and related products under the QEP trademark. The Company has applied for registration of the QEP trademark, as well as the O'Tool trademark and a stylistic logo, on the Principal Register of the United States Patent and Trademark Office. Management believes that the Company and its subsidiaries have developed proprietary rights in the O'Tool, Marion Tool and Andrews Tools trade names and associated common law trademarks. The Company has not yet adopted a formal intellectual property protection program, but intends to pursue registration of its trademarks and service marks as advised by counsel. The Company has devoted substantial time, effort and expense to the development of name recognition and goodwill for products under the QEP, O'Tool, Marion Tool and Andrews Tools names. The Company intends to maintain the integrity of its trade names and trademarks and other proprietary names and marks against unauthorized use and to protect against infringement and unfair competition where circumstances warrant. The Company is not aware of any currently infringing uses.

EMPLOYEES

     At May 31, 1996, the Company had 147 full-time employees, including 25 administrative employees, 24 sales and marketing employees, 67 manufacturing employees and 31 employees engaged in packaging and shipping. Marion Tool Company's ten manufacturing employees are represented by the Metal Polishers, Buffers, Platers and Allied Workers International Union. The collective bargaining agreement which covers these employees expires, unless renewed, in October 1997. The Company has not experienced any work stoppages since acquiring Marion Tool Company. The Company considers its relations with its employees to be good.

FACILITIES

     The Company currently leases five facilities located in Florida, California, Nevada and New Jersey which consist of an aggregate of approximately 75,000 square feet. In addition, the Company owns a 40,000 square foot manufacturing facility in Marion, Indiana, which was purchased at the time of the acquisition of Marion Tool Company. The following table sets forth certain information concerning facilities leased and owned by the Company as of May 31, 1996.

                                                     SQUARE   ANNUALIZED                      RENEWAL
     LOCATION                     USE                 FEET       COST      LEASE EXPIRATION    OPTION
- ------------------  -------------------------------  ------   ----------   ----------------   --------
Boca Raton, FL      Executive offices; warehouse...  25,675    $212,310        11/30/97          --
Mahwah, NJ          Administrative offices.........   2,400      29,001        11/30/97          --
Marion, IN          Manufacturing; warehouse;
                      assembly.....................  40,000         N/A     Company owned        --
Carson, CA          Administrative, sales;
                      marketing; warehouse.........  29,200     145,448        08/14/96        5 yrs.
Pompano Beach, FL   Manufacturing..................  10,000      39,204        09/30/96        3 yrs.
Carson City, NV     Manufacturing; administrative;
                      sales; marketing;
                      warehouse....................   8,000      30,000        10/31/96          --

     As a result of the pending expiration of the lease of the Company's facility in Carson, California, the Company has entered into negotiations to lease a new facility presently being constructed in Las Vegas, Nevada. The Company anticipates consolidating its manufacturing and warehousing operations located in Carson, California and Carson City, Nevada to the proposed Las Vegas facility in the quarter ending November 30, 1996. Although a lease has not yet been executed, the Company anticipates that the monthly rental of the new facility will somewhat exceed the combined monthly rentals of its Carson, California and Carson City, Nevada facilities.

     The Company is also currently engaged in a review of possible locations in and around the Boca Raton, Florida area into which the executive offices and warehouse space now located in Boca Raton, as well as the manufacturing facility located in Pompano Beach, may be consolidated. In anticipation of future growth, the Company expects that the size of the combined facility will be increased to at least 50,000 square feet. Subject to leasing of the new facilities in Las Vegas, Nevada and Boca Raton, Florida, the Company believes that its facilities will be adequate to serve its requirements for the foreseeable future.

LEGAL PROCEEDINGS

     The Company is not presently involved in any legal proceedings. The Company is the subject of claims made from time to time that its tools or related products caused personal injury or property damage. The Company routinely refers these claims to its insurance carrier.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

                 NAME                   AGE                          POSITION
- --------------------------------------  ---         -------------------------------------------
Lewis Gould...........................   53         President, Chief Executive Officer and
                                                    Director
Susan J. Gould........................   50         Vice President -- Administration and
                                                    Director
Patrick L. Daggett....................   48         Chief Financial Officer and Director
Marjorie K. Rosenberg.................   52         Vice President -- Purchasing
Sydney A. Levy........................   59         Vice President -- Operations
Robert C. Doda, Jr....................   31         Vice President -- Manufacturing
Lee R. Collins........................   56         Vice President -- Distribution Sales
Steven D. Schohan.....................   28         Vice President -- Western Operations
Leonard J. Gould......................   27         Vice President -- Sales
Edward F. Ronan, Jr.(1)(2)............   44         Director
Mervyn D. Fogel(1)(2).................   54         Director

- ---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Officers are appointed by and serve at the discretion of the Board of Directors. Each director holds office until the next annual meeting of shareholders or until a successor has been duly elected and qualified. All of the Company's officers devote their full-time to the Company's business and affairs. Leonard J. Gould is the son of Lewis Gould and Susan J. Gould, who were formerly husband and wife.

     Lewis Gould co-founded the Company and has served as a director and as President and Chief Executive Officer since its inception in 1979. Mr. Gould oversees the Company's marketing and sales activities as well as its overall operations.

     Susan J. Gould co-founded the Company and has served as a director and as Vice President -- Administration since its inception in 1979. Ms. Gould is responsible for billing, collection, customer service and related functions.

     Patrick L. Daggett has served as a director and as Chief Financial Officer since 1992. From 1985 to 1992, Mr. Daggett served as controller of the Company. Prior to joining the Company, Mr. Daggett held various accounting positions with publishing companies based in New York.

     Marjorie K. Rosenberg has served as Vice President -- Purchasing since 1990 and has been responsible for all domestic and international purchasing since 1988. Prior to joining the Company, Ms. Rosenberg was employed by Barr Laboratories, a pharmaceuticals company, in various sales and administrative positions.

     Sydney A. Levy has served as Vice President -- Operations since July 1992. His responsibilities include supervision of all warehouse facilities and distribution functions. From 1983 to June 1992, Mr. Levy served as vice president of operations at H. Cotler Co., a New York City garment manufacturer. From 1974 to 1983, he was employed as Eastern Region Operations Manager for U.S. Pioneer Electronics Corporation, a multi-national electronics manufacturer. From 1964 to 1974, he was employed by Saxton Industries, a manufacturer of home improvement products.

     Robert C. Doda, Jr. has served as Vice President -- Manufacturing since January 1992. Mr. Doda has been employed by the Company or its subsidiaries since 1983 in various production management positions. Mr. Doda is currently responsible for manufacturing activities at the Company's three manufacturing facilities.

     Lee R. Collins has served as Vice President -- Distribution Sales since joining the Company in March 1993. Mr. Collins has over 30 years experience in the home improvement industry. From February 1992 through February 1993, he was employed as the sales manager for Standard Tile Corporation, a ceramic tile distributor based in New Jersey. From 1973 through January 1993, he served as a master distributor for Miracle Adhesives Corporation, a manufacturer of home improvement products. Mr. Collins was employed by Miracle Adhesives Corporation from 1964 to 1973 in various sales and marketing positions, including Vice President of Sales and Marketing.

     Steven D. Schohan has served as Vice President -- Western Operations since September 1995, and is responsible for the Company's west coast operations. From January 1992 through August 1995, he was employed as the Company's west coast sales manager. From January 1989 through December 1991, he was employed as a buyer for Standard Brands Paint Company in Torrance, California.

     Leonard J. Gould has been a full-time employee since December 1993 and has served as a Vice President since March 1995. Mr. Gould currently serves as Vice President -- Sales and is responsible for certain of the Company's sales and marketing activities. From May 1991 through November 1993, he was employed as a publicist for St. Martins Press.

     Edward F. Ronan, Jr. has served as a director of the Company from 1993 to 1995 and since April 1996. Mr. Ronan is a Certified Public Accountant and has practiced with the accounting firm of Actis-Grande, Ronan & Company, LLC since February 1984. Mr. Ronan's accounting firm provided various accounting services to the Company during fiscal years 1988 through 1993.

     Mervyn D. Fogel has served as a director of the Company since June 1996. Mr. Fogel has over 30 years experience in the home improvement industry. Since 1986, he has served as an executive officer of certain home improvement subsidiaries and operating divisions of Pentland, TLC, a publicly-held British corporation. Since 1992 Mr. Fogel has served as Vice President of Business Development for Pentland, USA, a division of Pentland, TLC. From February 1986 through November 1995, Mr. Fogel served as Chairman of Tilepak, a California-based division of Pentland, TLC engaged in the distribution of tile products.

BOARD COMMITTEES

     The Board of Directors maintains a Compensation Committee and an Audit Committee. The Compensation Committee is composed of Messrs. Ronan and Fogel, the Company's non-management directors. The primary function of the Compensation Committee is to review and make recommendations to the Board with respect to the compensation, including bonuses, of the Company's officers and to administer the Company's stock option plan. The Audit Committee is comprised of Messrs. Ronan and Fogel. The function of the Audit Committee is to review and approve the scope of audit procedures employed by the Company's independent auditors, to review and approve the audit reports rendered by the Company's independent auditors and to approve the audit fee charged by the independent auditors. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the annual and long-term compensation for services in all capacities to the Company in the three fiscal years in the period ended February 29, 1996 of Lewis Gould, Susan
J. Gould and Patrick L. Daggett, the only executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended February 29, 1996 (the "Named Officers").

                                                         ANNUAL COMPENSATION
                                               ---------------------------------------
                                    FISCAL                              OTHER ANNUAL         ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR       SALARY       BONUS     COMPENSATION(1)    COMPENSATION(2)
- ----------------------------------  ------     --------     -------    ---------------    ---------------
Lewis Gould,......................   1996      $231,562     $20,400        $18,086            $27,228
  President and Chief                1995       183,292      14,600         18,483             27,293
  Executive Officer                  1994       156,206      15,200         10,732             11,325
Susan J. Gould,...................   1996      $ 91,805     $34,000        $10,635            $15,490
  Vice President and                 1995        85,586      13,600          8,534             12,515
  Secretary                          1994        78,219      11,070          5,501              5,181
Patrick L. Daggett,...............   1996      $107,576     $23,500        $ 9,424            $16,393
  Chief Financial                    1995        96,894      12,150          9,707             16,448
  Officer                            1994        86,088       5,600          7,512              4,909

- ---------------

(1) Represents deferred compensation and, in the case of Mr. Gould, an automobile allowance in the amount of $7,848, $7,848 and $1,308 in 1996, 1995 and 1994, respectively.

(2) Represents contributions made by the Company under its 401(k) and profit sharing plans.

     Option Grants. Effective June 30, 1996, the Company granted incentive stock options to purchase a total of 150,000 shares of Common Stock to certain employees of the Company, including the Named Officers. Mr. Gould and Ms. Gould each received options to purchase 15,000 shares of Common Stock at an exercise price of $9.35 per share, and Mr. Daggett received options to purchase 50,000 shares of Common Stock at an exercise price of $8.50 per share. Certain vesting requirements apply to Mr. Daggett's options to purchase 30,000 shares of Common Stock. The remainder of Mr. Daggett's options, as well as the options granted to all other persons, are exercisable commencing January 1, 1997. The remaining options were granted to certain employees of the Company and others at an exercise price of $8.50 per share.

     No employee of the Company receives any additional compensation for his or her services as a director. Non-management directors receive no salary for their services as such, but receive a fee of $500 per meeting attended. The Board of Directors has also authorized payment of reasonable travel or other out-of-pocket expenses incurred by non-management directors in attending meetings of the Board of Directors.

     Employment Agreement. Effective June 1996, the Company entered into an employment agreement with Lewis Gould. The agreement provides that he shall devote his full business time to the Company, may be terminated by the Company for "cause" (as defined in the agreement) and that he will receive an annual base salary of $275,000, subject to adjustment for cost of living increases. The agreement provides that Mr. Gould may receive an annual bonus at the discretion of the Board of Directors. The Company also provides Mr. Gould with an automobile allowance. The employment agreement extends for a three-year term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company did not have a compensation committee during the fiscal year ended February 29, 1996. Lewis Gould and Susan J. Gould each participated in deliberations concerning executive compensation paid during such year. Effective June 1996, the Board of Directors established a Compensation Committee, a majority of the members of which will be independent directors. The initial members of the Compensation Committee are Edward F. Ronan, Jr. and Mervyn D. Fogel. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors.

STOCK OPTION PLAN

     The Company adopted a stock option plan effective June 20, 1996 (the "Option Plan"). An aggregate of 250,000 shares of Common Stock are currently reserved for issuance under the Option Plan.

     The Option Plan provides for the granting of incentive stock options ("Incentive Stock Options") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified stock options. Non-qualified stock options may be granted to employees, directors and consultants of the Company, while Incentive Stock Options may be granted only to employees. The Option Plan is currently administered by the Compensation Committee of the Board of Directors, which determines the terms and conditions of the options granted under the Option Plan, including the exercise price, number of shares subject to the option and the exercisability thereof.

     The exercise price of all Incentive Stock Options granted under the Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant, and must be 110% of fair market value when granted to a 10% or more shareholder. The exercise price of all non-qualified stock options granted under the Option Plan shall be not less than 85% of the fair market value of the Common Stock. The term of all options granted under the Option Plan may not exceed ten years, except the term of incentive options granted to a 10% or more shareholder may not exceed five years. The Option Plan may be amended or terminated by the Board of Directors, but no such action may impair the rights of a participant under a previously granted option.

     The Option Plan provides the Board of Directors or the Compensation Committee with the discretion to determine when options granted thereunder shall become exercisable and the vesting period of such options. Upon termination of a participant's employment or consulting relationship with the Company, all unvested options terminate and are no longer exercisable. Vested non-qualified options remain exercisable for a period of 60 days to one year following the termination date, depending on the circumstances of the termination.

     The Option Plan provides that, in the event the Company enters into an agreement providing for the merger of the Company into another corporation or the sale of substantially all of the Company's assets, any outstanding unvested options shall become immediately exercisable as of the date of such agreement. Upon the consummation of the merger or sale of assets such options shall terminate unless they are assumed or another option is substituted therefor by the successor corporation.

     As of June 30, 1996, a total of 150,000 options were outstanding with exercise prices ranging from $8.50 to $9.35 per share and a weighted average exercise price per share of $8.67.

401(K) PLAN

     Effective March 1, 1995, the Company merged, amended and restated its prior defined contribution profit sharing plan and its prior 401(k) plan into a revised plan (the "401(k) Plan") to provide retirement income to employees of the Company. The prior plans were, and the 401(k) Plan is intended to remain, qualified under Section 401(a) of the Code. The 401(k) Plan covers all employees who are at least age 21 and have completed one year of service. It is funded each year by the following contributions: (i) voluntary pre-tax ("salary reduction") contributions from employees up to a maximum dollar limit set by law (and increased for cost of living changes), (ii) discretionary matching contributions by the Company equal to a percentage of the amount of the employee's salary reduction contribution, which percentage is to be determined each year by the Company (and may be zero), and (iii) a profit sharing contribution, the amount of which, if any, is determined by the Company in its sole discretion. Upon leaving the Company, each participant is 100% vested with respect to the participant's contributions and is vested based on years of service with respect to the Company's matching contributions. Contributions are invested as directed by the participant in investment funds available under the 401(k) Plan. Full retirement benefits are payable to each participant in a single cash payment or property upon the participant's retirement, termination of employment, death or disability.

CERTAIN TRANSACTIONS

     The Company entered into a Revolving Loan and Security Agreement in 1988 (the "Loan Agreement") with Connecticut National Bank, as predecessor in interest to Shawmut Bank Connecticut, N.A. (the "Lender"). At the time of execution of the Loan Agreement, the Company had the right to borrow up to $2 million. The Company's President and majority shareholder, Lewis Gould, unconditionally guaranteed all of the Company's obligations under the Loan Agreement. Effective as of October 13, 1995, the Loan Agreement was modified in order to (i) permit borrowings of up to $3.25 million and (ii) reduce Mr. Gould's maximum obligation under his guaranty to $500,000. Mr. Gould receives no compensation for such guaranty. A portion of the net proceeds from this offering will be used to repay the entire outstanding balance under the Loan Agreement. Such payment will benefit Mr. Gould indirectly inasmuch as he has guaranteed a portion of the Company's obligations under the Loan Agreement.

     The Company entered into a lease agreement dated March 1, 1989 covering the Company's executive office and warehouse facility located in Boca Raton, Florida. The Company's obligations under the lease are personally guaranteed by Lewis Gould. Mr. Gould receives no compensation for such guaranty. See
"Business -- Facilities."

     The Company formerly leased certain of its facilities from Lewis Gould and Susan J. Gould. The Company leased a warehouse facility located in Stony Point, New York from Mr. Gould in 1995 and 1994, rent expense for which was approximately $86,000 and $83,000, respectively. The Company also leased a condominium located in Boca Raton, Florida from Ms. Gould in 1995 and 1994, rent expense for which was approximately $7,000 and $18,000, respectively. All of the Company's facilities are currently leased from unrelated third parties.

     The Company believes the terms of such transactions were on terms no less favorable than could be obtained from unaffiliated third parties.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Pursuant to the provisions of the Delaware General Corporation Law, the Company has adopted provisions in its Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of: (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the full extent permitted under Delaware law. The Company intends to enter into separate indemnification agreements with its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 31, 1996 and as adjusted to reflect the sale of Common Stock offered by this Prospectus, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each of the Company's executive officers and directors, (iii) each of the Selling Shareholders, and (iv) all executive officers and directors as a group. Except as noted, each person or entity has sole voting and sole investment power with respect to the shares shown. The address of each person listed is 990 South Rogers Circle, Boca Raton, Florida 33487, except as otherwise indicated.

                                             SHARES                                    SHARES TO BE
                                       BENEFICIALLY OWNED                           BENEFICIALLY OWNED
                                       PRIOR TO OFFERING          NUMBER OF         AFTER THE OFFERING
                                      --------------------    SHARES TO BE SOLD    --------------------
                  NAME                 NUMBER      PERCENT     IN THE OFFERING      NUMBER      PERCENT
    --------------------------------  ---------    -------    -----------------    ---------    -------
    Lewis Gould(1)..................  1,498,000      99.6%         100,000         1,298,000      51.8%
    Susan J. Gould(2)...............    514,152      34.2          100,000           414,152      16.5
    Patrick L. Daggett..............         --        --               --                --        --
    Marjorie K. Rosenberg...........         --        --               --                --        --
    Sydney A. Levy..................         --        --               --                --        --
    Leonard J. Gould................      1,000      *                  --             1,000      *
    Robert C. Doda, Jr..............
    Lee R. Collins..................
    Steven D. Schohan...............
    Edward F. Ronan, Jr.............         --        --               --                --        --
      30 Main Street, Suite 500
      Danbury, Connecticut 06810
    Mervyn D. Fogel.................         --        --               --                --        --
      7 Oak Lodge
      Marloes Road
      London, W82SUL England
    All directors and officers as a
      group (11 persons)............  1,499,000      99.6          200,000         1,299,000      51.9

- ---------------

 *  Less than 1%.

(1) Includes the 514,152 shares of Common Stock owned by Susan J. Gould. Mr. Gould has the right to vote such shares until June 2006 pursuant to the terms of a voting trust agreement.

(2) Lewis Gould has the right to vote all such shares until June 2006 pursuant to the terms of a voting trust agreement. Excludes 2,000 shares of Common Stock gifted by Ms. Gould to two adult children as to which Ms. Gould disclaims beneficial ownership.

                              SELLING SHAREHOLDERS

     The Selling Shareholders may offer the 4,597 shares of Common Stock owned by them for sale as principals for their own accounts at any time, and from time to time, in the over-the-counter market at prices prevailing at the time of sale, commencing nine months from the date of this Prospectus, or earlier with the Representative's consent. The Selling Shareholders may also offer the Common Stock in private sales at prices to be negotiated. The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.

     Except for their ownership of Common Stock of the Company, the Selling Shareholders have no material relationship with the Company. The following table sets forth certain information regarding the Selling Shareholders. Assuming all of the shares registered hereunder are sold, the Selling Shareholders will not own any shares of Common Stock.

                                                                                   COMMON STOCK
                                                                  COMMON STOCK        TO BE
                       SELLING SHAREHOLDER                           OWNED           OFFERED
- ----------------------------------------------------------------- ------------     ------------
Russell White....................................................     2,659            2,659
Kanzawa Precision Tools Manufacturing Co., Ltd...................     1,250            1,250
Beacon Hill Tools Co.............................................       250              250
John Andrews.....................................................       197              197
James Andrews....................................................        66               66
Nancy Andrews....................................................        66               66
Robert Andrews...................................................        66               66
Mary Porras......................................................        43               43

                              PLAN OF DISTRIBUTION

     The shares of Common Stock will be offered by the Selling Shareholders from time to time in the over-the-counter market, in privately negotiated sales or on other markets. Any securities sold in brokerage transactions will involve customary brokers' commissions.

                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $0.001 per share, and 2,500,000 shares of Preferred Stock, par value $1.00 per share.

COMMON STOCK

     Upon consummation of this offering, 2,504,597 shares of Common Stock will be issued and outstanding (assuming no options are exercised and assuming the Underwriters' over-allotment option is not exercised).

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The Company's Certificate of Incorporation denies cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Common Stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further shareholder approval, to issue up to 2,500,000 shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuances could have the effect of decreasing the market price of the Common Stock.

     Prior to the date hereof, the Company designated 500,000 shares as Series A Preferred Stock, 1,000,000 shares as Series B Preferred Stock and 1,000,000 shares as Series C Preferred Stock. As of the date of this Prospectus, and as adjusted to reflect the exchange of certain shares of Preferred Stock for shares of Common Stock, there were 319,158 shares of Series A Preferred Stock, no shares of Series B Preferred Stock and no shares of Series C Preferred Stock issued and outstanding. The Company currently has no plans to issue any additional shares of Preferred Stock.

     Holders of the Series A Preferred Stock are entitled to receive out of legally available funds a cumulative dividend at the rate of $0.035 per share per annum. Commencing on October 1, 2000, the dividend rate shall equal $1.00 multiplied by the prime interest rate published by the Wall Street Journal as of the first day of the month in which the dividends are payable, less 1 1/4%. Dividends must be paid on the Series A Preferred Stock before any dividend may be declared or paid on the Common Stock. The Company is permitted to redeem the Series A Preferred Stock during the first year following its issuance at a price per share of $1.07 plus the amount of any accrued but unpaid dividends. The redemption price is reduced by 1% each year thereafter to a minimum redemption price of $1.00 per share. In the event of any liquidation or dissolution of the Company, holders of the Series A Preferred Stock shall be entitled to receive $1.00 per share plus any declared but unpaid dividends before any payment or distribution may be made to the holders of Common Stock. Holders of the Series A Preferred Stock have no voting rights.

     The Series B Preferred Stock entitles the holders thereof to receive out of legally available funds a noncumulative dividend at the rate of $0.05 per share per annum. Dividends must be paid on the Series B Preferred Stock before any dividend may be declared or paid on the Common Stock. The Company may redeem the Series B Preferred Stock at a price per share of $1.00. In the event of any liquidation or dissolution of the Company, holders of the Series B Preferred Stock shall be entitled to receive $1.00 per share plus any declared but unpaid dividends before any payment or distribution may be made to the holders of Common Stock. Holders of the Series B Preferred Stock have no voting rights.

     The Series C Preferred Stock entitles the holders thereof to receive out of legally available funds cumulative dividends at the rate of $0.035 per share per annum. The Company may redeem the Series C Preferred Stock during the first year following its issuance at a price per share of $1.00. In the event of any liquidation or dissolution of the Company, holders of the Series C Preferred Stock shall be entitled to receive $1.00 per share plus any declared but unpaid dividends before any payment or distribution may be made to the holders of Common Stock. Holders of the Series C Preferred Stock have no voting rights.

DELAWARE BUSINESS COMBINATION PROVISIONS

     As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which regulates large accumulations of shares, including those made by tender offers. Section 203 may have the effect of significantly delaying a purchaser's ability to acquire the entire interest in the Company if such acquisition is not approved by the Company's Board of Directors. In general, Section 203 prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) from engaging in a "Business Combination" (defined below) with a Delaware corporation for three years following the date such person became an Interested Stockholder. For purposes of Section 203, the term "Business Combination" is defined broadly to include mergers and certain other transactions with or caused by the Interested Stockholder; sales or other dispositions to the Interested Stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the Interested Stockholder (except for transfers in a conversion or exchange or a pro-rata distribution or certain other transactions, none of which increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the Interested Stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on Business Combinations by Section 203 does not apply if: (a) prior to the date on which a stockholder becomes an Interested Stockholder, the Board approves either the Business Combination or the transaction which resulted in the person becoming an Interested Stockholder;
(b) the Interested Stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an Interested Stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (c) on or after the date a person becomes an Interested Stockholder, the Board approves the Business Combination, and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the Interested Stockholder.

     Under Section 203, the restrictions described above do not apply if, among other things, the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203. The Company's Certificate of Incorporation does not contain such a provision. The restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is American Securities Transfer, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 2,504,597 shares of Common Stock outstanding. Of these shares, the 1,200,000 shares sold in this offering (and any shares sold by the Company upon exercise of the Underwriters' over-allotment option) will be freely transferable by persons other than "affiliates" of the Company (as that term is defined under the Act) without restriction or further registration under the Act. An additional 4,597 shares of Common Stock have been registered under the Act and are freely transferable by the holders thereof commencing nine months from the date of this Prospectus.

     The remaining 1,300,000 outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Act and may not be sold in the absence of registration under the Act unless an exemption from registration is available, including the exemption contained in Rule 144. All of such shares would be eligible for sale under Rule 144 commencing 90 days after the date of this Prospectus. However, pursuant to the terms of the Underwriting Agreement, the Representative has required that the Common Stock owned by current shareholders not be sold until nine months from the date of this Prospectus without the prior written consent of the Representative.

     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least three years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above.

     In addition to the shares of Common Stock that are currently outstanding, a total of 250,000 shares of Common Stock have been reserved for issuance upon exercise of options granted under the Option Plan, under which options have been granted to acquire 150,000 shares of Common Stock at a weighted average exercise price equal to 86.7% of the assumed offering price of the Common Stock offered hereby. Shares underlying such options are "restricted securities" and are subject to the restrictions on transfer described above until registered.

     The Company is unable to estimate the number of shares that may be sold in the future by its existing shareholders or the effect, if any, that sales of shares by such shareholders will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by existing shareholders could adversely affect prevailing market prices.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, for which Cruttenden Roth Incorporated is acting as the representative (the "Representative"), have severally agreed to purchase from the Company and the Selling Shareholders the shares of Common Stock offered hereby. Each Underwriter will purchase the number of shares set forth opposite its name below, and will purchase the shares at the price to public less underwriting discounts and commissions set forth on the cover page of this Prospectus.

                                                                                 NUMBER
                                   UNDERWRITER                                  OF SHARES
    --------------------------------------------------------------------------  ---------
    Cruttenden Roth Incorporated

                                                                                ---------
    Total.....................................................................  1,200,000
                                                                                 ========

     The Underwriting Agreement provides that the Underwriters' obligations are subject to conditions precedent and that the Underwriters are committed to purchase all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if the Underwriters purchase any shares.

     The Representative has advised the Company that the several Underwriters propose to offer the shares of Common Stock in part directly to the public at the price to public set forth on the cover page of this Prospectus, and in part to certain dealers at the price to public less a concession not exceeding
$          per share. The Underwriters may allow, and such dealers may reallow,
a concession not exceeding $          per share to other dealers. After the
shares of Common Stock are released for sale to the public, the Representative may change the initial price to public and other selling terms. No change in such terms shall change the amount of proceeds to be received by the Company and the Selling Shareholders as set forth on the cover page of this Prospectus. The Representative will also receive a non-accountable expense allowance equal to 2 1/2% of the gross proceeds of the offering, of which $25,000 has been paid.

     The Company has granted the Underwriters an option, exercisable for 45 days after the date of this Prospectus, to purchase up to 180,000 additional shares of Common Stock at the same price per share as the initial shares. The Underwriters may purchase these shares solely to cover over-allotments, if any, in connection with the sale of the shares of Common Stock offered hereby. If the Underwriters exercise the over-allotment option, the Underwriters will purchase additional shares in approximately the same proportions as those in the above table.

     The Representative has informed the Company and the Selling Shareholders that it does not expect any sales of the shares of Common Stock offered hereby to be made to discretionary accounts by the Underwriters.

     The Underwriting Agreement provides that the Company, the Selling Shareholders and the Underwriters will indemnify each other against certain liabilities under the Act.

     The Company's existing shareholders have agreed not to offer, sell or otherwise dispose of any shares of Common Stock (excepting those offered by the Selling Shareholders) for a period of nine months after the date of this Prospectus without the prior written consent of the Representative.

     The Company has also agreed to sell to the Representative, for nominal consideration, warrants (the "Representative's Warrants") to purchase 120,000 shares of Common Stock. The Representative's Warrants will be exercisable, at a price per share equal to 120% of the initial price to public, commencing one year from the date hereof and for a period of four years thereafter. During the exercise period, holders of the Representative's Warrants are entitled to certain demand and incidental registration rights with respect to the securities issuable upon exercise of the Representative's Warrants. The shares of Common Stock issuable on exercise of the Representative's Warrants are subject to adjustment in certain events to prevent dilution. The Representative's Warrants cannot be transferred, assigned or hypothecated for a period of one year from the date of issuance except to Underwriters, selling group members and their officers or partners.

     Prior to this offering, there has not been a public market for the Common Stock. The public offering price of the Common Stock has been determined by arms-length negotiation among the Company, the Selling Shareholders and the Representative. There is no direct relation between the offering price of the Common Stock and the assets, book value or net worth of the Company. Among the factors considered in pricing the Common Stock were the Company's results of operations, the current financial condition and future prospects of the Company, the experience of management, the amount of ownership to be retained by present shareholders, the general condition of the economy and the securities markets, and the demand for similar securities of companies considered comparable to the Company.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado. A partner of such firm holds options to acquire 5,000 shares of Common Stock of the Company. Berliner Zisser Walter & Gallegos, P.C. has represented the Representative from time to time in other matters. Certain legal matters will be passed upon for the Underwriters by O'Melveny & Myers LLP, Newport Beach, California.

                                    EXPERTS

     The consolidated balance sheets of the Company as of February 28, 1995 and February 29, 1996, and the consolidated statements of income, shareholders' equity and cash flows for the years ended February 28, 1994 and 1995 and February 29, 1996, have been included herein in reliance on the report of Grant Thornton LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission, a registration statement (together with all amendments thereto, the "Registration Statement") under the Act with respect to the Common Stock of the Company offered hereby. This Prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................  F-2
Consolidated Balance Sheets -- February 28, 1995, February 29, 1996 and May 31, 1996
  (unaudited).........................................................................  F-3
Consolidated Statements of Income -- For the fiscal years ended February 28, 1994 and
  1995 and February 29, 1996 and the three months ended May 31, 1995 and 1996
  (unaudited).........................................................................  F-4
Consolidated Statement of Shareholders' Equity -- For the fiscal years ended February
  28, 1994 and 1995 and February 29, 1996 and the three months ended May 31, 1996
  (unaudited).........................................................................  F-5
Consolidated Statements of Cash Flows -- For the fiscal years ended February 28, 1994 and 1995 and February 29, 1996 and the three months ended May 31, 1995 and 1996
  (unaudited).........................................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                        REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

To the Shareholders
  Q.E.P. Co., Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Q.E.P. Co., Inc. and Subsidiaries (the "Company") as of February 29, 1996 and February 28, 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended February 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Q.E.P. Co., Inc. and Subsidiaries as of February 29, 1996 and February 28, 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended February 29, 1996, in conformity with generally accepted accounting principles.

     We have also audited Schedule II of Q.E.P. Co., Inc. and Subsidiaries as of February 29, 1996 and February 28, 1995, and for the periods then ended. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

New York, New York
April 30, 1996 (except for Note N, as to which the date is June 25, 1996)

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS



                                                            FEBRUARY      FEBRUARY
                                                              28,           29,          MAY 31,
                                                              1995          1996          1996
                                                           ----------    ----------    -----------
                                                                                       (UNAUDITED)
CURRENT ASSETS
  Cash...................................................  $  114,767    $  179,138    $   316,074
  Accounts receivable, less allowance for doubtful
     accounts of $26,400 as of February 28, 1995 and
     $54,500 as of February 29, 1996 and May 31, 1996....   2,357,535     3,580,554      3,060,879
  Inventories............................................   2,704,161     3,138,681      3,370,860
  Other current assets...................................     118,616       350,443        479,455
                                                           ----------    ----------     ----------
          Total current assets...........................   5,295,079     7,248,816      7,227,268
PROPERTY AND EQUIPMENT -- net............................     294,686       266,610        240,666
DEFERRED INCOME TAXES....................................     104,000        84,000         81,000
OTHER ASSETS.............................................     306,678       280,538        269,204
                                                           ----------    ----------     ----------
                                                           $6,000,443    $7,879,964    $ 7,818,138
                                                           ==========    ==========     ==========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued liabilities...............  $1,899,002    $1,820,555    $ 2,131,871
  Loans payable..........................................   1,396,391     2,447,887      1,687,990
  Other current liabilities..............................      51,382        49,109          6,274
                                                           ----------    ----------     ----------
          Total current liabilities......................   3,346,775     4,317,551      3,826,135
OTHER LIABILITIES........................................     155,930       137,088        134,965
COMMITMENTS
SHAREHOLDERS' EQUITY
  Preferred stock, $1 par value; 2,500,000 shares
     authorized, $1 par value; 568,047 issued and
     outstanding at February 28, 1995 and 503,047 shares
     issued and outstanding at February 29, 1996 and May
     31, 1996, respectively..............................     568,047       503,047        503,047
  Common stock; 10,000,000 shares authorized, $.001 par
     value; 1,515,152 shares issued and outstanding at
     February 28, 1995 and 1,500,000 shares issued and
     outstanding February 29, 1996 and May 31, 1996,
     respectively........................................       1,515         1,500          1,500
  Additional paid-in capital.............................      30,747        30,762         30,762
  Retained earnings......................................   1,897,429     2,947,916      3,379,629
  Cost of stock held in treasury.........................          --       (57,900)       (57,900)
                                                           ----------    ----------     ----------
                                                            2,497,738     3,425,325      3,857,038
                                                           ----------    ----------     ----------
                                                           $6,000,443    $7,879,964    $ 7,818,138
                                                           ==========    ==========     ==========

        The accompanying notes are an integral part of these statements.

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                 YEAR ENDED                        THREE MONTHS ENDED
                                --------------------------------------------    ------------------------
                                FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,     MAY 31,       MAY 31,
                                    1994            1995            1996           1995          1996
                                ------------    ------------    ------------    ----------    ----------
                                                                                      (UNAUDITED)
Net sales...................... $ 13,407,673    $ 19,247,549    $ 25,271,715    $5,680,934    $7,702,148
Cost of goods sold.............    8,416,219      12,105,099      15,976,971     3,673,139     4,800,998
                                 -----------     -----------     -----------    ----------    ----------
          Gross profit.........    4,991,454       7,142,450       9,294,744     2,007,795     2,901,150
Costs and expenses
  Shipping.....................    1,113,125       1,488,243       1,745,745       234,761       565,242
  General and administrative...    1,491,726       2,435,574       3,105,861       734,295       767,318
  Selling and marketing........    1,218,460       1,799,822       2,511,898       557,783       817,748
  Foreign exchange losses,
     net.......................      152,636         114,635             472            --           256
                                 -----------     -----------     -----------    ----------    ----------
                                   3,975,947       5,838,274       7,363,976     1,526,839     2,150,564
                                 -----------     -----------     -----------    ----------    ----------
          Operating income.....    1,015,507       1,304,176       1,930,768       480,956       750,586
Interest expense...............      135,059         149,414         194,565        48,707        43,925
                                 -----------     -----------     -----------    ----------    ----------
          Income before
            provision for
            income taxes.......      880,448       1,154,762       1,736,203       432,249       706,661
Provision for income taxes.....      341,032         429,312         668,452       173,800       267,500
                                 -----------     -----------     -----------    ----------    ----------
          NET INCOME........... $    539,416    $    725,450    $  1,067,751    $  258,449    $  439,161
                                 ===========     ===========     ===========    ==========    ==========
Primary and fully diluted net
  income per common share...... $        .36    $        .47    $        .70    $      .17    $      .29
                                 ===========     ===========     ===========    ==========    ==========
Weighted average number of
  shares outstanding...........    1,515,152       1,515,152       1,505,682     1,515,152     1,500,000
                                 ===========     ===========     ===========    ==========    ==========
Pro forma net income per common
  share........................                                 $        .68                  $      .28
                                                                 ===========                  ==========

        The accompanying notes are an integral part of these statements.

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                      PREFERRED STOCK         COMMON STOCK       ADDITIONAL
                                     ------------------   --------------------    PAID-IN      RETAINED    TREASURY
                                     SHARES     AMOUNT     SHARES      AMOUNT     CAPITAL      EARNINGS     STOCK
                                     -------   --------   ---------   --------   ----------   ----------   --------
Balance at March 1, 1993............      --   $     --         200   $ 12,037    $ 20,225    $  638,813   $     --
Issuance of preferred stock......... 125,000    125,000          --         --          --            --         --
Net income..........................      --         --          --         --          --       539,416         --
                                     -------   --------   ---------   --------     -------    ----------   --------
Balance at February 28, 1994........ 125,000    125,000         200     12,037      20,225     1,178,229         --
Issuance of preferred stock......... 443,047    443,047          --         --          --            --         --
Dividends...........................      --         --          --         --          --        (6,250)        --
Net income..........................      --         --          --         --          --       725,450         --
                                     -------   --------   ---------   --------     -------    ----------   --------
Balance at February 28, 1995........ 568,047    568,047         200     12,037      20,225     1,897,429         --
Redemption of preferred stock....... (65,000)   (65,000)         --         --          --            --         --
Stock split -- 7,575.76 for 1 and
  change in par value...............      --         --   1,514,952    (10,522)     10,522            --         --
Dividends...........................      --         --          --         --          --       (17,264)        --
Purchase of treasury stock..........      --         --     (15,152)       (15)         15            --    (57,900)
Net income..........................      --         --          --         --          --     1,067,751         --
                                     -------   --------   ---------   --------     -------    ----------   --------
Balance at February 29, 1996........ 503,047    503,047   1,500,000      1,500      30,762     2,947,916    (57,900)
  (unaudited)
Dividends...........................      --         --          --         --          --        (7,448)        --
Net income..........................      --         --          --         --          --       439,161         --
                                     -------   --------   ---------   --------     -------    ----------   --------
Balance at May 31, 1996............. 503,047   $503,047   1,500,000   $  1,500    $ 30,762    $3,379,629   $(57,900)
                                     =======   ========   =========   ========     =======    ==========   ========

         The accompanying notes are an integral part of this statement.

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED                       THREE MONTHS ENDED
                                                     --------------------------------------------    ----------------------
                                                     FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,     MAY 31,      MAY 31,
                                                         1994            1995            1996          1995         1996
                                                     ------------    ------------    ------------    ---------    ---------
                                                                                                          (UNAUDITED)
Cash flows from operating activities
  Net income........................................  $  539,416      $  725,450     $ 1,067,751     $ 258,449    $ 439,161
  Adjustments to reconcile net income to net cash
    (used in) provided by operating activities
    Depreciation and amortization...................      40,590          52,209          85,131        47,479       29,831
    Amortization of fair market value in excess of
      cost of business acquired.....................          --         (22,500)        (30,000 )      (7,500)      (7,500)
    Deferred income taxes...........................       5,000         (69,500)         20,000         5,000        3,000
    Changes in assets and liabilities
    Accounts receivable.............................    (272,321)         39,494      (1,223,019 )    (157,532)     519,675
    Inventories.....................................    (451,522)       (465,224)       (434,520 )      95,931     (232,179)
    Other current assets............................     109,868         (13,820)       (228,744 )    (141,155)     (69,012)
    Other assets....................................      32,579          (1,929)         11,673         3,670        8,489
    Accounts payable and accrued liabilities........      67,369        (342,780)       (347,220 )    (367,330)    (121,101)
                                                       ---------       ---------     -----------     ---------    ---------
    Net cash provided by (used in) operating
      activities....................................      70,979         (98,600)     (1,078,948 )    (262,988)     570,364
                                                       ---------       ---------     -----------     ---------    ---------
Cash flows from investing activities
  Capital expenditures..............................     (30,396)        (90,501)        (45,671 )     (13,138)      (1,042)
  Acquisitions, net of cash acquired................          --        (366,115)             --            --           --
                                                       ---------       ---------     -----------     ---------    ---------
    Net cash used in investing activities...........     (30,396)       (456,616)        (45,671 )     (13,138)      (1,042)
                                                       ---------       ---------     -----------     ---------    ---------
Cash flows from financing activities
  Redemption of preferred stock.....................          --              --         (65,000 )     (12,000)          --
  Net borrowings (payments) under line of credit....    (159,463)        328,329       1,051,496       137,032     (759,897)
  Net borrowings (payments) of debt.................     (76,437)        (14,393)          8,885       (36,345)     (37,458)
  Cash overdraft....................................     103,126         275,392         268,773       206,639      432,417
  Dividends.........................................          --          (6,250)        (17,264 )          --       (7,448)
  Issuance of preferred stock.......................     125,000              --              --            --           --
  Purchase of treasury stock........................          --              --         (57,900 )          --           --
  Payment of deferred offering costs................          --              --              --            --      (60,000)
                                                       ---------       ---------     -----------     ---------    ---------
    Net cash provided by (used in) financing
      activities....................................      (7,774)        583,078       1,188,990       295,326     (432,386)
                                                       ---------       ---------     -----------     ---------    ---------
    NET INCREASE IN CASH............................      32,809          27,862          64,371        19,200      136,936
Cash and cash equivalents at beginning of year......      54,096          86,905         114,767       114,767      179,138
                                                       ---------       ---------     -----------     ---------    ---------
Cash and cash equivalents at end of year............  $   86,905      $  114,767     $   179,138     $ 133,967    $ 316,074
                                                       =========       =========     ===========     =========    =========
Noncash investing and financing activities:
  In fiscal 1995, the Company purchased three
    companies. In conjunction with the acquisitions,
    liabilities were as follows:
      Fair value of assets acquired.................  $1,087,094
      Less
        Cash paid...................................     400,000
        Note issued.................................     180,000
        Preferred stock issued......................     443,047
                                                       ---------
        Liabilities assumed.........................  $   64,047
                                                       =========

        The accompanying notes are an integral part of these statements.

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
                           AND MAY 31, 1995 AND 1996
          (INFORMATION RELATING TO MAY 31, 1995 AND 1996 IS UNAUDITED)

NOTE A -- DESCRIPTION OF BUSINESS

     Q.E.P. Co., Inc. (the "Company") manufactures and distributes, principally through major home center chains predominantly located throughout the United States, tools and related products used in the ceramic tile, masonry, dry wall and carpeting trades.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     1. Principles of Consolidation. The consolidated financial statements include the accounts of Q.E.P. Co., Inc. and its wholly-owned subsidiaries after eliminating all significant intercompany accounts and transactions.

     2. Inventories. Inventories are stated at the lower of average cost or market.

     3. Income Taxes. Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.

     4. Intangible Assets. Intangible assets are recorded at cost and are amortized over the estimated periods of related benefit using the straight-line method.

     5. Leases. Leases which meet certain criteria are classified as capital leases. For such leases, assets and obligations are recorded initially at the fair market values of the leased assets. The capitalized leases are amortized using the straight-line method over the assets' estimated economic lives. Interest expense relating to the lease liabilities is recorded to effect a constant rate of interest over the terms of the obligations. Leases not meeting capitalization criteria are classified as operating leases and related rentals are charged to expense as incurred.

     6. Revenue Recognition. Sales are recognized when merchandise is shipped.

     7. Property and Equipment. Property and equipment are stated at cost. Depreciation and amortization are provided by straight-line methods in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the life of the respective lease.

     The following are the estimated lives of the Company's fixed assets:

            Machinery and warehouse equipment.....................  3 to 10 years
            Furniture and equipment...............................  3 to  5 years
            Capital leases........................................  3 to  5 years
            Building..............................................  30 to 33 years

     Maintenance and repairs are charged to expense, while significant renewals and betterments are capitalized. When property is sold or otherwise disposed of, the cost and related depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations for the period.

     8. Advertising Costs. All costs related to advertising are expensed in the period incurred.

     9. Net Income per Common Share. Primary and fully diluted net income per common share is computed using the weighted average number of common shares outstanding. The computation reduces the net income available per common share by the amount of preferred stock dividends.

     10. Use of Estimates. In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
                           AND MAY 31, 1995 AND 1996
          (INFORMATION RELATING TO MAY 31, 1995 AND 1996 IS UNAUDITED)

assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

     11. Fair Value of Financial Instruments. Based on borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the Company's short-term debt approximates the carrying value. Furthermore, the carrying value of all other financial instruments potentially subject to valuation risk (principally consisting of cash, accounts receivable and accounts payable) also approximates fair value.

     12. Interim Financial Statements. The consolidated financial statements at May 31, 1996 and for the three months ended May 31, 1995 and 1996 are unaudited. In the opinion of the Company, the unaudited consolidated financial statements at May 31, 1996 and for the three months ended May 31, 1995 and 1996, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for such periods. Results of operations for the three months ended May 31, 1996 are not necessarily indicative of results to be expected for the full year.

     13. Cash Equivalents. The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     14. Reclassification. Certain reclassifications have been made to conform to the 1996 presentation.

NOTE C -- ACQUISITIONS

     1. Andrews Enterprises. Effective January 1, 1995, the Company purchased all of the assets of Andrews Enterprises, which manufactures drywall and paint tools for 17,500 shares of $1 par value preferred stock. The acquisition has been accounted for as a purchase, and, accordingly, the operating results since the date of the acquisition of Andrews have been included in the accompanying financial statements. The purchase price was allocated to assets acquired based on their estimated fair values. The excess of the total acquisition cost over the fair value of net assets acquired in the amount of $17,400 (included in other assets) is being amortized on a straight-line basis over fifteen years. Accumulated amortization at February 28, 1995, February 29, 1996 and May 31, 1996 was $200, $1,400, and $1,600, respectively.

     2. Marion Tool and Westpoint Foundry. Effective October 31, 1994, the Company purchased all the common stock of Marion Tool, which manufactures grey iron castings, trowels, other small hand tools, and assembles striking tools and garden tools, for 425,547 shares of $1 par value preferred stock. The acquisition has been accounted for as a purchase, and, accordingly, the operating results of Marion Tool have been included in the accompanying financial statements since the date of acquisition. The purchase price was allocated to assets acquired based on their estimated fair values. The excess total acquisition cost over the fair value of net assets acquired of approximately $52,000 (included in other assets) is to be amortized on a straight-line basis over fifteen years. Accumulated amortization at February 28, 1995, February 29, 1996 and May 31, 1996 was $2,000, $3,600, and $4,200,
respectively.

     3. O'Tool Company. On June 9, 1994, the Company purchased all the assets and assumed certain liabilities of O'Tool Company, which distributes masonry and carpentry tiling tools for $400,000 in cash and $180,000 in notes, which have since been paid in full. The acquisition has been accounted for as a purchase, and, accordingly, the operating results of O'Tool since the acquisition have been included in the accompanying financial statements since the date of acquisition. The excess of the fair value of net assets over the acquisition cost in the amount of $150,000 (included in other liabilities) is being amortized on a straight-line basis over five years. Accumulated amortization at February 28, 1995, February 29, 1996 and May 31, 1996 was $22,500, $52,500, and
$60,000, respectively.

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
                           AND MAY 31, 1995 AND 1996
          (INFORMATION RELATING TO MAY 31, 1995 AND 1996 IS UNAUDITED)

     The following unaudited pro forma consolidation shows the results of operations assuming that the above purchases occurred on March 1, 1993. The unaudited pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results.

                                                              YEAR ENDED FEBRUARY 28,
                                                            ---------------------------
                                                               1994            1995
                                                            -----------     -----------
        Net sales.........................................  $18,492,058     $22,259,245
        Net income........................................      458,512         267,936

NOTE D -- INVENTORIES

     Inventories consisted of the following:

                                                       FEBRUARY 28,    FEBRUARY 29,     MAY 31,
                                                           1995            1996           1996
                                                       ------------    ------------    ----------
    Raw materials and work-in-progress...............   $   444,006     $   376,433    $  569,468
    Finished goods...................................     2,260,155       2,762,248     2,801,392
                                                         ----------      ----------    ----------
                                                        $ 2,704,161     $ 3,138,681    $3,370,860
                                                         ==========      ==========    ==========

NOTE E -- PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                        FEBRUARY 28,    FEBRUARY 29,     MAY 31,
                                                            1995            1996          1996
                                                        ------------    ------------    ---------
    Land..............................................   $    7,509      $    7,509     $   7,509
    Machinery and warehouse equipment.................      313,864         292,278       295,415
    Office furniture and equipment....................      110,813         178,069       175,974
    Capital leased equipment..........................       48,300          48,300        48,300
    Building and leasehold improvements...............      162,533         132,727       132,727
                                                          ---------       ---------     ---------
                                                            643,019         658,883       659,925
    Less accumulated depreciation and amortization....     (348,333)       (392,273)     (419,259)
                                                          ---------       ---------     ---------
                                                         $  294,686      $  266,610     $ 240,666
                                                          =========       =========     =========

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
                           AND MAY 31, 1995 AND 1996
          (INFORMATION RELATING TO MAY 31, 1995 AND 1996 IS UNAUDITED)

NOTE F -- LOANS PAYABLE

     The Company has a bank credit facility which permits borrowings of up to $3,250,000 as revolving credit against a fixed percentage of eligible accounts receivable and inventory, as defined. Interest is payable monthly at the bank's base lending rate (8.25% at February 29, 1996 and May 31, 1996) plus 1/2%, or the LIBOR plus 225 basis points (7.56% at February 29, 1996 and 7.25% at May 31,
1996). The loan agreement is through June 30, 1998. Under the most restrictive covenants of the loan agreement, the Company is required to maintain a minimum tangible net worth of $2,600,000. The Company is also required to maintain a minimum Interest Coverage Ratio, and a specified debt to tangible net worth ratio for each fiscal year. As of February 28, 1995, February 29, 1996 and May 31, 1996, the Company was in compliance with these covenants.

     The line of credit is collateralized by substantially all of the assets of the Company and is guaranteed up to $500,000, by the Company's majority shareholder.

     The terms of the Company's bank credit facility prohibit the payment of dividends, except with the lender's consent. The Company is obligated to pay cumulative dividends, for which lender's consent has been obtained, in varying amounts on the Series A and Series C Preferred Stock and a fixed, noncumulative dividend on the Series B Preferred Stock (Note L).

     Letters of credit are issued by the Company during the ordinary course of business through major domestic banks as required by certain vendor agreements. The Company had approximately $331,000 and $67,000 as of February 28, 1995 and February 29, 1996, respectively, and $575,000, and $101,000 as of May 31, 1995 and 1996, respectively, of outstanding letters of credit.

     Interest paid for all debt was $136,834, $151,639 and $218,367 in fiscal 1994, 1995 and 1996, respectively, and $45,836 and $50,916 for the three months ended May 31, 1995 and 1996, respectively.

NOTE G -- ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consisted of the following:

                                                     FEBRUARY 28,     FEBRUARY 29,      MAY 31,
                                                         1995             1996            1996
                                                     ------------     ------------     ----------
    Accounts payable................................  $ 1,065,909      $ 1,055,759     $  918,853
    Accrued payroll and employee benefits...........      302,435          399,127        413,051
    Accrued liabilities.............................      355,944          365,669        617,508
    Accrued income taxes............................      174,714               --        182,459
                                                       ----------       ----------     ----------
                                                      $ 1,899,002      $ 1,820,555     $2,131,871
                                                       ==========       ==========     ==========

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
                           AND MAY 31, 1995 AND 1996
          (INFORMATION RELATING TO MAY 31, 1995 AND 1996 IS UNAUDITED)

NOTE H -- COMMITMENTS AND CONTINGENCIES

     1. Future Minimum Obligation. The Company conducts its operations from various leased facilities. Future minimum payments under noncancellable operating leases consist of the following in fiscal years ending after February 29, 1996:

            1997......................................................   $277,778
            1998......................................................     55,691
            1999......................................................     34,046
            2000......................................................      5,674
                                                                         --------
            Total minimum lease payments..............................   $373,189
                                                                         ========

     Total rent expense under noncancellable operating leases approximated $404,000, $350,000 and $232,000 in fiscal 1996, 1995 and 1994, respectively, and
$53,000 and $60,000 for the three months ended May 31, 1995 and 1996, respectively.

     In fiscal 1995 and 1994, the President and majority shareholder subleased an operating facility to the Company at a rate equivalent to what the President and majority shareholder was being charged. Rent expense for this facility included in total rent expense above was approximately $83,000 and $86,000 in fiscal 1994 and 1995, respectively. The Company also rented another facility on a month-to-month basis from a shareholder. Rent expense for this facility was approximately $18,000 and $7,000 in fiscal 1994 and 1995, respectively.

     2. Marion Tool Company. In October 1994, the Company acquired all of the outstanding common stock of Marion Tool Company which manufactures specialty tools and related castings (Note C). In connection with this acquisition, the Company also acquired the land underlying the Marion Tool facility and warehouse and the foundry operations known as Westpoint Foundry in Marion, Indiana. Prior to undertaking the acquisition, the Company commissioned a series of environmental reports by an independent consulting firm of both the Marion Tool Company and Westpoint Foundry facilities and the associated real estate. As a result of the testing the consultants indicated that it was unlikely that deposits of sand or slag would be considered hazardous waste and that such deposits were unlikely to threaten ground water resources. In addition, the consultant noted the presence of above ground storage tanks from which some petroleum contamination was evident. The above ground storage tanks were removed at the time of the acquisition and the Company caused the contaminated soil to be removed in accordance with applicable environmental laws. Because of the proximity of soil contamination to several structures and improvements at the site and the risk that removal could undermine the structures, all contaminated soil was not removed. A report of the excavation results were submitted to the Indiana Department of Environmental Management and, based upon its discussions with such department, the Company believes that no further action will be required concerning the remaining contamination.

     The environmental reports prepared by the consultant also noted that Marion Tool Company was identified as a potentially responsible party ("PRP"), pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), for the cleanup of contamination resulting from past disposal of hazardous wastes at certain sites to which Marion Tool Company, among others, sent wastes in the past. CERCLA requires PRPs to pay for cleanup of sites from which there has been a release or threatened release of hazardous substances. Based upon, among other things, a review of the data available to the Company regarding the site at which Marion Tool Company is alleged to have deposited a portion of the waste located thereon, and a comparison of the potential liability at this site to

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
                           AND MAY 31, 1995 AND 1996
          (INFORMATION RELATING TO MAY 31, 1995 AND 1996 IS UNAUDITED)

settlements reached by other parties in similar cases, the Company believes that Marion Tool Company's liability for this matter will not be material. Nonetheless, until Marion Tool Company's proportionate share is finally determined at this site, there can be no assurance that such matters, or any similar liabilities that arise in the future, will not have a material adverse effect on the Company's results of operations or financial condition.

     The stock purchase agreement between the Company and the seller of Marion Tool Company provides that, in the event the Company or Marion Tool Company becomes liable in the future for the payment of any claims or damages in connection with violation of environmental laws by Marion Tool Company prior to the date of the acquisition, the seller will return to the Company, at no cost to the Company, a number of preferred shares (valued at $1.00 per share) equal in value to the damages paid by Marion Tool Company or the Company for violations by Marion Tool Company of applicable environmental laws. Based upon the environmental reports obtained by the Company, the Company currently believes that the aggregate amount of any claims or damages for violation of environmental laws by Marion Tool Company will not exceed the value of the Preferred Stock issued by the Company in such acquisition. See Note N.

NOTE I -- PENSION PLAN

     Profit Sharing and 401(k) Plan. Effective March 1, 1995, the Company merged, and amended and restated, its prior defined contribution profit sharing plan and its prior 401(k) plan into a revised plan to provide retirement income to substantially all employees. Matching contributions to the plan are discretionary and are determined annually by the Board of Directors. For the years ended February 28, 1994 and 1995 and February 29, 1996, the Company contributed $116,000, $172,000 and $225,000, respectively. No amounts were contributed by the Company for the three months ended May 31, 1995 and 1996, respectively, to the plan.

NOTE J -- INCOME TAXES

     The components of the provision for taxes on income are as follows:

                                                        YEAR ENDED                      THREE MONTHS ENDED
                                       --------------------------------------------    --------------------
                                       FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 29,    MAY 31,     MAY 31,
                                           1994            1995            1996          1995        1996
                                       ------------    ------------    ------------    --------    --------
U. S. Federal
  Current tax provision..............    $284,232        $420,150        $558,118      $146,800    $226,000
  Deferred tax (benefit) provision...       4,000         (60,000)         15,500         5,000       3,000
                                          -------         -------         -------       -------     -------
                                          288,232         360,150         573,618       151,800     229,000
                                          -------         -------         -------       -------     -------
State
  Current tax provision..............      51,800          78,662          90,334        22,000      38,500
  Deferred tax (benefit) provision...       1,000          (9,500)          4,500            --          --
                                          -------         -------         -------       -------     -------
                                           52,800          69,162          94,834        22,000      38,500
                                          -------         -------         -------       -------     -------
Total income tax provision...........    $341,032        $429,312        $668,452      $173,800    $267,500
                                          =======         =======         =======       =======     =======

     The provision for income taxes reflects the use of the liability method under SFAS No. 109.

     Cash paid for income taxes was $155,542, $300,352 and $897,364 in fiscal 1994, 1995 and 1996, respectively, and $120,337 and $13,000 for the three months ended May 31, 1995 and 1996, respectively.

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
                           AND MAY 31, 1995 AND 1996
          (INFORMATION RELATING TO MAY 31, 1995 AND 1996 IS UNAUDITED)

     The tax effects of temporary differences which gave rise to deferred tax assets and liabilities are as follows:

                                                        FEBRUARY 28,    FEBRUARY 29,     MAY 31,
                                                            1995            1996          1996
                                                        ------------    ------------    ---------
    Provision for doubtful accounts...................   $   22,655      $   20,745     $  20,745
    Accrued expenses..................................       20,256          10,456         7,557
    Fixed assets......................................       61,089          61,654        60,437
    Inventory.........................................           --          (8,855)       (7,739)
    Net operating loss carryforward...................      137,000         137,000       137,000
                                                          ---------       ---------     ---------
                                                            241,000         221,000       218,000
    Valuation allowance...............................     (137,000)       (137,000)     (137,000)
                                                          ---------       ---------     ---------
    Net deferred tax asset............................   $  104,000      $   84,000     $  81,000
                                                          =========       =========     =========

     On October 31, 1994, the Company acquired Marion Tool Corp. ("Marion") (see Note C). Marion has a $356,000 net operating loss carryforward that begins to expire in February 2006 and is subject to two limitations: first, IRC Section 382 limits the Company's utilization of its net operating losses to an annual amount; second, the separate return limitation year ("SRLY") limitation permits an offset to the current consolidated taxable income only to the extent of taxable income attributable to the member with the SRLY loss. Since the potential utilization of the net operating loss is uncertain, a valuation allowance has been established to reduce this deferred tax asset to zero.

     The Company's Federal tax returns have been examined by the Internal Revenue Service through February 28, 1991.

     The following is a reconciliation of the statutory Federal income tax rate to the effective rate reported in the financial statements:

                                                    YEAR ENDED                                      THREE MONTHS ENDED
                           ------------------------------------------------------------   ---------------------------------------
                           FEBRUARY 28, 1994    FEBRUARY 28, 1995    FEBRUARY 29, 1996       MAY 31, 1995         MAY 31, 1996
                           ------------------   ------------------   ------------------   ------------------   ------------------
                                      PERCENT              PERCENT              PERCENT              PERCENT              PERCENT
                                        OF                   OF                   OF                   OF                   OF
                            AMOUNT    INCOME     AMOUNT    INCOME     AMOUNT    INCOME     AMOUNT    INCOME     AMOUNT    INCOME
                           --------   -------   --------   -------   --------   -------   --------   -------   --------   -------
Provision for Federal
  income taxes at the
  statutory rate.........  $299,352     34.0%   $392,619     34.0%   $590,309     34.0%   $146,965     34.0%   $240,265     34.0%
State and local income
  taxes, net of Federal
  income tax benefit.....    34,188      3.9      51,917      4.5      59,620      3.4      14,520      3.4      25,410      3.6
Other....................     7,492      0.8     (15,224)   (1.3)      18,523      1.1      12,315      2.8       1,825      0.2
                           --------     ----    --------     ----    --------     ----    --------     ----    --------     ----
Actual provision for
  income taxes...........  $341,032     38.7%   $429,312     37.2%   $668,452     38.5%   $173,800     40.2%   $267,500     37.8%
                           ========     ====    ========     ====    ========     ====    ========     ====    ========     ====

NOTE K -- SIGNIFICANT CUSTOMER AND VENDOR INFORMATION

     1. Significant Customer Information. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company's customer base includes a high concentration of home center chains with two customers representing 54%, 46% and 51%, and 8%, 9% and 10% of sales in fiscal 1994, 1995 and 1996, respectively. These same two customers represented 46%, 42% and 55%, and 8%, 6% and 11% of accounts receivable at February 28, 1994 and 1995, and February 29, 1996, respectively, and 49%, 50% and 9%, 12% of sales for the three months ended May 31, 1995

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
                           AND MAY 31, 1995 AND 1996
          (INFORMATION RELATING TO MAY 31, 1995 AND 1996 IS UNAUDITED)

and 1996, respectively, and 41% and 8% of accounts receivable as of May 31, 1996. Although the Company is directly affected by the well-being of the home center industry, management does not believe significant credit risk exists at February 29, 1996.

     2. Significant Vendor Information. The Company purchased 16%, 26% and 19%, and 15%, 13% and 10% for the years ended February 28, 1994 and 1995 and February 29, 1996, respectively, and 19%, 16% and 14%, 12% for the three months ended May 31, 1995 and 1996, respectively, of total purchases through two vendors. The Company believes that alternative sources of supply are readily available and that the loss of any vendor would not materially affect the Company's operations.

NOTE L -- SHAREHOLDERS' EQUITY -- PREFERRED STOCK

     During fiscal 1994, the Board of Directors of the Company authorized the future issuance of a maximum of 2,500,000 shares of $1 preferred stock (See Note
N).

  Series A

     500,000 of the Company's 2,500,000 authorized shares of preferred stock, $1 par value per share, shall be designated as Series A Preferred Stock. The holders of each share of Series A Preferred Stock shall be entitled to receive, before any dividends shall be declared or paid on or set aside for the Company's common stock, out of funds legally available for that purpose, cumulative dividends in cash at the rate of $.035 per share per annum for a period ending September 30, 2000, payable in semiannual installments, accruing from the date of issuance of the shares. Commencing October 1, 2000, the rate of dividends will equal the prime interest rate on the first day of the month in which the dividends are payable, less 1 1/4%. The Company may redeem any or all of the shares of Series A Preferred Stock outstanding at a price per share of $1.07 plus an amount equal to any accrued but unpaid dividends thereon during the first year following the issuance of such shares and such price shall be reduced by one percent (1%) each year thereafter until $1.00 per share is reached. The Series A Preferred Stock has no voting rights. During fiscal 1995, the Company issued 425,547 shares of Series A preferred stock in connection with a business acquisition (see Note C). There were $0 and $13,653 dividends declared and paid during the fiscal years 1995 and 1996. There were $0 and $7,448 dividends declared for the three months ended May 31, 1995 and 1996.

  Series B

     1,000,000 of the Company's 2,500,000 authorized shares of preferred stock, $1 par value per share, shall be designated as Series B Preferred Stock. The holder of each share of Series B Preferred Stock shall be entitled to receive, out of the surplus of the Company, a noncumulative dividend at the rate of $.05 per share per annum, payable annually before any dividend shall be set apart for or paid on the common shares for such years. The Series B Preferred Stock has no voting rights. The Company may redeem any or all of the shares of Series B Preferred Stock then outstanding at a price per share of $1.00. During fiscal 1994, 125,000 shares of Series B Preferred Stock were issued for $125,000 to three suppliers. There were $6,250 and $3,000 of dividends declared and paid in fiscal years 1995 and 1996, respectively. In 1996, the Company bought back 65,000 shares at a price of $1.00 per share from one supplier. No dividends were declared or paid for the three months ended May 31, 1995 and 1996.

  Series C

     1,000,000 of the Company's 2,500,000 authorized shares of preferred stock, $1 par value per share, shall be designated as Series C Preferred Stock. The holder of each share of Series C Preferred Stock shall be

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
                           AND MAY 31, 1995 AND 1996
          (INFORMATION RELATING TO MAY 31, 1995 AND 1996 IS UNAUDITED)

entitled to receive, before any dividends shall be declared or paid on or set aside for the Company's common stock, out of funds legally available for that purpose, cumulative dividends at the rate of $.035 per share per annum, payable in annual installments, accruing from the date of issuance of the shares. The Series C Preferred Stock has no voting rights. The Company may redeem any or all of the shares of Series C Preferred Stock then outstanding at a price per share of $1.00. During fiscal year 1995, 17,500 shares of Series C Preferred Stock were issued in connection with a business acquisition (see Note C). No dividends were declared or due in fiscal year 1995 on these shares. In fiscal year 1996, dividends of approximately $600 in aggregate at $.035 per share were in arrears due to the Company being unable to distribute dividends due to change of ownership of these shares. No dividends were declared or paid for the three months ended May 31, 1995 and 1996.

  Treasury Stock

     Total common shares purchased in fiscal year 1996 and held in treasury were 15,152 shares for an aggregate cost of $57,900.

NOTE M -- FUTURE EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of that loss would be based on the fair value of the asset. SFAS No. 121 also generally requires long-lived assets and certain identifiable intangibles to be disposed of to be reported at the lower of the carrying amount or the fair value less cost to sell. Effective March 1, 1996 the Company adopted SFAS No. 121 and no impairment losses have been recognized.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 defines a fair value based method of accounting for an employee stock option. Fair value of the stock option is determined considering factors such as the exercise price, the expected life of the option, the current price of the underlying stock and its volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the option. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. A company may elect to adopt SFAS No. 123 or elect to continue accounting for its stock option or similar equity awards using the intrinsic method, where compensation cost is measured at the date of grant based on the excess of the market value of the underlying stock over the exercise price. If a company elects not to adopt SFAS No. 123, then it must provide pro forma disclosure of net income and earnings per share, as if the fair value based method has been applied.

     SFAS No. 123 is effective for transactions entered into for fiscal years that begin after December 15, 1995. Pro forma disclosures for entities that elect to continue to measure compensation cost under the old method must include the effects of all awards granted in fiscal years that begin after December 15, 1994. Effective March 1, 1996, the Company has elected to account for stock-based compensation plans under the intrinsic method and pro forma disclosures will be made at February 28, 1997.

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                FEBRUARY 28, 1994 AND 1995 AND FEBRUARY 29, 1996
                           AND MAY 31, 1995 AND 1996
          (INFORMATION RELATING TO MAY 31, 1995 AND 1996 IS UNAUDITED)

NOTE N -- SUBSEQUENT EVENTS

     1. Initial Public Offering. The Company intends to offer 1,000,000 shares of common stock to the general public through an initial public offering (the "Offering").

     Costs deferred in connection with the Offering of the Company's common stock are charged against paid-in capital upon successful completion of the Offering. If the Offering is unsuccessful, such costs will be charged to expense.

     2. Reincorporation. The Company was originally incorporated in New York in 1979. In connection with the Offering, the Company intends to reincorporate in July 1996 as a Delaware corporation with the same name and the New York corporation will be merged into it, continuing the business of the Company.

     3. Employment Agreement. Prior to the date of the Offering, the Company intends to enter into an employment agreement with its President for an initial term expiring in three years at an initial annual base salary of $275,000, which is to be adjusted for increases in the cost of living, plus a bonus based upon the discretion of the Board of Directors.

     4. Stock Option Plan. The Company has adopted a stock option plan (the "Plan") for employees, consultants and directors of the Company. Stock options granted pursuant to the Plan shall be authorized by the Board of Directors. The aggregate number of shares which may be issued under the Plan shall not exceed 250,000 shares of common stock. As of May 31, 1996, the Company has not granted any stock options or stock appreciation rights to any person.

     5. Conversion of Preferred Stock. Upon completion of the Offering, the Company will convert 183,889 shares of outstanding preferred stock into 4,597 shares of common stock. Included in the shares to be converted is 106,387 shares of Series A Preferred Stock. To the extent that the Series A shares are converted to Common Stock, the value of the Preferred Stock available for return to the Company under the escrow agreement will be reduced by $106,337 (See Note
H). The incremental common stock outstanding would not result in a change in net income per common share included in the accompanying financial statements.

     6. Pro forma net income per common share. Pro forma net income per common share reflects the issuance of 140,000 shares of common stock necessary to repay $1,400,000 of debt, including the elimination of $69,000 and $23,000 of interest expense net of income taxes, for the year ended February 29, 1996 and the three months ended May 31, 1996, respectively.

                       Q.E.P. CO., INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                 COLUMN A                   COLUMN B            COLUMN C            COLUMN D      COLUMN E
- ------------------------------------------ -----------    ---------------------    ----------    ----------
                                                                          (2)
                                                             (1)        CHARGED
                                           BALANCE AT     CHARGED TO      TO                     BALANCE AT
                                            BEGINNING     COSTS AND      OTHER     DEDUCTIONS      END OF
               DESCRIPTION                  OF PERIOD      EXPENSES     ACCOUNTS      (A)          PERIOD
- ------------------------------------------ -----------    ----------    -------    ----------    ----------
Year ended February 28, 1995
  Deducted from asset accounts
     Allowance for doubtful accounts......   $17,500       $  8,900                 $     --      $ 26,400
                                             =======        =======                  =======
Year ended February 29, 1996
  Deducted from asset accounts
  Allowance for doubtful accounts.........   $26,400       $ 28,100                 $     --      $ 54,500
                                             =======        =======                  =======

- ---------------

(a) Accounts written off as uncollectible.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                          ---------------------------

                               TABLE OF CONTENTS
                          ---------------------------

                                        PAGE
                                        ----
Prospectus Summary......................   3
Risk Factors............................   5
Use of Proceeds.........................  11
Dividend Policy.........................  11
Dilution................................  12
Capitalization..........................  13
Selected Consolidated Financial Data....  14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................  15
Business................................  21
Management..............................  34
Principal and Selling Shareholders......  39
Selling Shareholders....................  40
Plan of Distribution....................  40
Description of Securities...............  41
Shares Eligible for Future Sale.........  43
Legal Matters...........................  46
Experts.................................  46
Additional Information..................  46
Index to Consolidated Financial
  Statements............................ F-1

  UNTIL                , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 4,597 SHARES

                                    [LOGO]

                                 COMMON STOCK
                            ------------------------
                                  PROSPECTUS
                            ------------------------

                                            , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                          ---------------------------

                               TABLE OF CONTENTS
                          ---------------------------

                                        PAGE
                                        ----
Prospectus Summary......................   3
Risk Factors............................   5
Use of Proceeds.........................  11
Dividend Policy.........................  11
Dilution................................  12
Capitalization..........................  13
Selected Consolidated Financial Data....  14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................  15
Business................................  21
Management..............................  34
Principal and Selling Shareholders......  39
Description of Securities...............  41
Shares Eligible for Future Sale.........  43
Underwriting............................  44
Legal Matters...........................  46
Experts.................................  46
Additional Information..................  46
Index to Consolidated Financial
  Statements............................ F-1

  UNTIL                , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                1,200,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                     [LOGO]
                                            , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Other expenses in connection with this offering which will be paid by Q.E.P. Co., Inc. (hereinafter in this Part II, the "Company") are estimated to be substantially as follows:

                                                                                AMOUNT
                                                                                PAYABLE
                                                                                BY THE
                                      ITEM                                     COMPANY*
    ------------------------------------------------------------------------  -----------
    S.E.C. Registration Fees................................................  $  5,534.62
    N.A.S.D. Filing Fees....................................................     2,105.04
    State Securities Laws (Blue Sky) Fees...................................    25,000.00*
    Nasdaq National Market Filing Fee.......................................    15,000.00
    Printing and Engraving..................................................    58,000.00*
    Legal Fees..............................................................   125,000.00*
    Representative's Non-Accountable Expense Allowance......................   250,000.00
    Accounting Fees and Expenses............................................    70,000.00*
    Transfer Agent's Fees and Cost of Certificates..........................     5,000.00*
    Miscellaneous Expenses..................................................    19,360.34*
                                                                              -----------
              Total.........................................................  $575,000.00*
                                                                              ===========

- ---------------

* Estimated for the purpose of this filing.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law permits a corporation organized thereunder to indemnify its directors and officers for certain of their acts. The Certificate of Incorporation of the Company has been framed so as to conform to the Delaware General Corporation Law. (Reference is made to the Certificate of Incorporation filed as Exhibit 3.1.1 to this Registration Statement.)

     In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel or by a vote of the shareholders that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Company's best interest and with respect to which such person was not adjudged liable for negligence or misconduct.

     Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future pursuant to a vote of shareholders or directors. The statutory provision cited above and the referenced portion of the Certificate of Incorporation also grant the power to the Company to purchase and maintain insurance which protects its officers and directors against any liabilities incurred in connection with their services in such a position, and such a policy may be obtained by the Company in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Effective October 31, 1994, the Company purchased all of the common stock of Marion Tool Company. The purchase price paid for such stock included 425,547 shares of Series A Preferred Stock, which were issued to the sole shareholder of Marion Tool Company at a price of $1.00 per share. Effective January 1, 1995, the Company purchased all of the assets of Andrews Enterprises. The purchase price paid for such assets included 17,500 shares of Series C Preferred Stock, which were issued at a price of $1.00 per share. The sales of Series A and Series C Preferred Stock were not registered under the Securities Act of 1933. The Company has made the following sales of its Series B Preferred Stock within the past three years to the following persons for the cash consideration indicated, which sales were not registered under the Securities Act of 1933.

                                                    DATE OF                          PRICE        NUMBER
                         NAME                       ISSUANCE     CONSIDERATION     PER SHARE     OF SHARES
     ---------------------------------------------  --------     -------------     ---------     ---------
  1. Beacon Hills Tools Co........................  12/09/93        $10,000          $1.00         10,000
  2. Kanzawa Precision Tools Manufacturing Co,
       Ltd........................................  12/09/93         50,000           1.00         50,000
  3. T.M. Enterprise..............................  12/09/93         65,000           1.00         65,000

     Effective June 30, 1996, the Company agreed to issue a total of 4,597 shares of Common Stock to the existing shareholders of the Company identified below in exchange for a total of 183,889 shares of Preferred Stock owned by such shareholders. No commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

                                                                       NUMBER OF
                                                       DATE OF      PREFERRED SHARES       NUMBER OF
                           NAME                        ISSUANCE       SURRENDERED        COMMON SHARES
     ------------------------------------------------  --------     ----------------     -------------
  1. Russell White...................................   6/30/96           2,659              2,659
  2. Kanzawa Precision Tools Manufacturing Co,
       Ltd...........................................   6/30/96           1,250              1,250
  3. Beacon Hill Tools Co............................   6/30/96             250                250
  4. John Andrews....................................   6/30/96             197                197
  5. James Andrews...................................   6/30/96              66                 66
  6. Nancy Andrews...................................   6/30/96              66                 66
  7. Robert Andrews..................................   6/30/96              66                 66
  8. Mary Porras.....................................   6/30/96              43                 43

     All the foregoing sales were made to individuals or entities which had access to information enabling them to evaluate the merits and risks of the investment by virtue of their relationship to the Company or their economic bargaining power.

     The Company relied on Section 3(a)(9) of the Securities Act of 1933 for the exemption from the registration requirements of such Act with respect to the
recapitalization and reincorporation of the Company in Delaware on           ,
1996 and the exchange of Preferred Stock effective June 30, 1996. The Company relied on Section 4(2) of the Securities Act of 1933 with respect to the private sales of Preferred Stock for the exemption from the registration requirements of such Act. Each investor was furnished with information concerning the operations of the Company and each had the opportunity to verify the information supplied. Additionally, the Company obtained a signed representation from each of the foregoing persons or entities of his or its intent to acquire the Preferred Stock of the Company for the purpose of investment only, and not with a view toward the subsequent distribution thereof; and each of the certificates representing the Preferred Stock issued to the foregoing persons or entities has been stamped with a legend restricting transfer of the Preferred Stock represented thereby.

ITEM 16. EXHIBITS AND CONSOLIDATED FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

     The following is a complete list of Exhibits filed as part of this Registration Statement and which are incorporated herein.

    EXHIBIT NO.
- --------------------
          +1.1       -- Form of Underwriting Agreement by and between Q.E.P. Co., Inc. (the
                        "Company") and Cruttenden Roth Incorporated (the "Representative")
          +2.1       -- Agreement and Plan of Merger, dated        regarding the change in
                        domicile of the Company from a New York corporation to a Delaware corporation.
          *3.1.1     -- Form of Certificate of Incorporation of the Company as filed on
                                    , 1996 with the Secretary of State of the State of
                        Delaware.
          *3.2.1     -- Form of By-laws of the Company.
          +4.1       -- Form of specimen certificate for Common Stock of the Company.
          +4.1.1     -- Form of Representative's Warrant to be issued by the Company to the
                        Representative.
          +5.        -- Opinion of Berliner Zisser Walter & Gallegos, P.C., regarding legality of the securities covered by this Registration Statement.
          +9.        -- Voting Trust Agreement, dated July   , 1996, by and between Lewis
                        Gould and Susan J. Gould.
         +10.1       -- Employment Agreement, dated July   , 1996, by and between Lewis Gould
                        and the Company.
         *10.1.1     -- 1996 Stock Option Plan, effective June 20, 1996, authorizing 250,000 shares of Common Stock for issuance pursuant to the Plan.
         *10.2.1     -- Lease Agreement, dated March 1, 1989, by and between Boca Commercial
                        Industrial Ltd. and the Company.
         *10.2.2     -- Lease Agreement, dated November 1, 1992, by and between Miles Bros.
                        Construction and The Andrews Company.
         *10.2.3     -- Lease Agreement, dated January 3, 1991, by and between
                        JMB/Pennsylvania Advisors and The O'Tool Company, Inc, including
                        Assignment of Lease dated June 9, 1994 by and between The O'Tool
                        Company, Inc. and the Company.
         *10.2.4     -- Lease Agreement, dated December 1994, by and between Connecticut
                        Mutual Life Insurance Company and the Company, including amendments thereto dated March 8, 1995 and November 21, 1995.
         *10.2.5     -- Lease Agreement, dated June 1993, by and between Leo M. Rutten and
                        Alice J. Rutten and the Company.
         *10.3.1     -- Revolving Loan and Security Agreement and Assignment of Leases, dated
                        October 13, 1995, by and between Shawmut Bank Connecticut, N.A., a national banking association, and the Company, including Promissory
                        Note dated October 13, 1995 Limited Guaranty of Lewis Gould dated
                        October 13, 1995 and form of Guaranty executed by the Company's subsidiaries.
          11.        -- Not applicable.
          13.        -- Not applicable.
          14.        -- Not applicable.
          15.        -- Not applicable.
          16.        -- Not applicable.

    EXHIBIT NO.
- --------------------
          21.        -- Not applicable.
         *22.        -- List of Subsidiaries.
         +23.1       -- The consent of Berliner Zisser Walter & Gallegos, P.C., to the use of
                        its opinion with respect to the legality of the securities covered by this Registration Statement and to the references to such firm in the
                        Prospectus filed as part of this Registration Statement will be included in Exhibit 5.
         *23.2       -- Consent of Grant Thornton LLP, independent certified public accountants for the Company.
         *24.        -- The Power of Attorney is included in the signature page of this
                        Registration Statement.
         *27         -- Financial Data Schedule.

- ---------------

* Filed herewith.
+ To be filed by Amendment.
- ---------------

     (b) Consolidated Financial Statement Schedules.

        Report of Independent Certified Public Accountants on Financial Statement Schedules.

        Schedule II -- Valuation and Qualifying Accounts.

ITEM 17. UNDERTAKINGS.

     (a) Rule 415 Offering.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) Include any additional material information on the plan of distribution.

          (2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (f) Prompt Delivery.

     The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates for Common Stock in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (h) Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) Rule 430A.

     The undersigned Registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared it effective.

          (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on July 1, 1996.

                                            Q.E.P. CO., INC.

                                            By:    /s/  LEWIS GOULD
                                               ---------------------------------
                                                   Lewis Gould, President

     Each person whose signature appears below constitutes and appoints Lewis Gould his attorney-in-fact, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates stated.

                  SIGNATURE                                TITLE                     DATE
- ---------------------------------------------  ------------------------------   ---------------
              /s/  LEWIS GOULD                 President, Chief Executive        July 1, 1996
- ---------------------------------------------  Officer (Principal Executive
                 Lewis Gould                   Officer) and Director

           /s/  PATRICK L. DAGGETT             Chief Financial Officer           July 1, 1996
- ---------------------------------------------  (Principal Financial and
             Patrick L. Daggett                Accounting Officer) and
                                               Director
          /s/  EDWARD F. RONAN, JR.            Director                          July 1, 1996
- ---------------------------------------------
            Edward F. Ronan, Jr.

            /s/  MERVYN D. FOGEL               Director                          July 1, 1996
- ---------------------------------------------
               Mervyn D. Fogel

             /s/  SUSAN J. GOULD               Director                          July 1, 1996
- ---------------------------------------------
               Susan J. Gould

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have issued our report dated April 30, 1996 (except for Note N, as to which the date is June 25, 1996), accompanying the financial statements and schedules of Q.E.P. Co., Inc. and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
- ----------------------
GRANT THORNTON LLP

New York, New York
June 28, 1996

                                 EXHIBIT INDEX

    EXHIBIT NO.                                    DESCRIPTION
- -------------------- ------------------------------------------------------------------------
          +1.1       -- Form of Underwriting Agreement by and between Q.E.P. Co., Inc. (the
                        "Company") and Cruttenden Roth Incorporated (the "Representative")
          +2.1       -- Agreement and Plan of Merger, dated        regarding the change in
                        domicile of the Company from a New York corporation to a Delaware corporation.
          *3.1.1     -- Form of Certificate of Incorporation of the Company as filed on
                                    , 1996 with the Secretary of State of the State of
                        Delaware.
          *3.2.1     -- Form of By-laws of the Company.
          +4.1       -- Form of specimen certificate for Common Stock of the Company.
          +4.1.1     -- Form of Representative's Warrant to be issued by the Company to the
                        Representative.
          +5.        -- Opinion of Berliner Zisser Walter & Gallegos, P.C., regarding legality of the securities covered by this Registration Statement.
          +9.        -- Voting Trust Agreement, dated July   , 1996, by and between Lewis
                        Gould and Susan J. Gould.
         +10.1       -- Employment Agreement, dated July   , 1996, by and between Lewis Gould
                        and the Company.
         *10.1.1     -- 1996 Stock Option Plan, effective June 20, 1996, authorizing 250,000 shares of Common Stock for issuance pursuant to the Plan.
         *10.2.1     -- Lease Agreement, dated March 1, 1989, by and between Boca Commercial
                        Industrial Ltd. and the Company.
         *10.2.2     -- Lease Agreement, dated November 1, 1992, by and between Miles Bros.
                        Construction and The Andrews Company.
         *10.2.3     -- Lease Agreement, dated January 3, 1991, by and between
                        JMB/Pennsylvania Advisors and The O'Tool Company, Inc, including
                        Assignment of Lease dated June 9, 1994 by and between The O'Tool
                        Company, Inc. and the Company.
         *10.2.4     -- Lease Agreement, dated December 1994, by and between Connecticut
                        Mutual Life Insurance Company and the Company, including amendments thereto dated March 8, 1995 and November 21, 1995.
         *10.2.5     -- Lease Agreement, dated June 1993, by and between Leo M. Rutten and
                        Alice J. Rutten and the Company.
         *10.3.1     -- Revolving Loan and Security Agreement and Assignment of Leases, dated
                        October 13, 1995, by and between Shawmut Bank Connecticut, N.A., a national banking association, and the Company, including Promissory
                        Note dated October 13, 1995 Limited Guaranty of Lewis Gould dated
                        October 13, 1995 and form of Guaranty executed by the Company's subsidiaries.
          11.        -- Not applicable.
          13.        -- Not applicable.
          14.        -- Not applicable.
          15.        -- Not applicable.
          16.        -- Not applicable.
          21.        -- Not applicable.
         *22.        -- List of Subsidiaries.

    EXHIBIT NO.                                    DESCRIPTION
- -------------------- ------------------------------------------------------------------------
         +23.1       -- The consent of Berliner Zisser Walter & Gallegos, P.C., to the use of
                        its opinion with respect to the legality of the securities covered by this Registration Statement and to the references to such firm in the
                        Prospectus filed as part of this Registration Statement will be included in Exhibit 5.
         *23.2       -- Consent of Grant Thornton LLP, independent certified public accountants for the Company.
         *24.        -- The Power of Attorney is included in the signature page of this
                        Registration Statement.
         *27         -- Financial Data Schedule.

- ---------------

* Filed herewith.
+ To be filed by Amendment.